AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 27, 2005


                                                     REGISTRATION NO. 333-124084

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 2
                                       TO


                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                                    AVP, INC.
              (Exact name of Small Business Issuer in its charter)

              DELAWARE                                   7929                          98-0142664
   (State or other jurisdiction of           (Primary Standard Industrial    (I.R.S. employer identification
   incorporation or organization)            Classification Code Number)                 number)

                          6100 Center Drive, Suite 900
                              Los Angeles, CA 90045
                                 (310) 426-8000
          (Address of Principal Place of Business or Intended Principal
                               Place of Business)

                                 Leonard Armato
                             Chief Executive Officer
                          6100 Center Drive, Suite 900
                              Los Angeles, CA 90045
                                 (310) 426-8000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                             David C. Fischer, Esq.
                                 Loeb & Loeb LLP
                                 345 Park Avenue
                             New York, NY 10154-0037
                                 (212) 407-4000
                              (212) 407-4990 (fax)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 27, 2005


PROSPECTUS

                               114,248,948 SHARES

                                    AVP, INC.

                                  COMMON STOCK


This prospectus relates to an aggregate of up to 114,248,948 shares of our common stock, which may be offered by the selling stockholders identified in this prospectus for their own account. See Selling Stockholders, beginning on page 34. We will not receive any proceeds from the sale of the shares by these selling stockholders. We may, however, receive proceeds in the event that some or all of the options or warrants held by the selling stockholders are exercised for cash.


Unless the context otherwise requires, the terms "we," "us" or "our" refer to AVP, Inc. and its consolidated subsidiaries.



Prices of our common stock are quoted on the OTC Bulletin Board under the symbol "AVPN." Until March 21, 2005, our common stock traded on the OTCBB under the symbol "ONET." The selling stockholders may sell common stock from time to time on the OTCBB at the prevailing market price or in negotiated transactions. The last reported sales price per share of our common stock, as reported by the OTCBB on July 21, 2005, was $0.22.


INVESTING IN OUR COMMON STOCK IS EXTREMELY RISKY. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


The date of this prospectus is July __, 2005.

                                                                                                               Page
                                                                                                               ----
PROSPECTUS SUMMARY..............................................................................................1

RISK FACTORS....................................................................................................4

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS........................................................8

BUSINESS.......................................................................................................10

LEGAL PROCEEDINGS..............................................................................................16

DESCRIPTION OF PROPERTY........................................................................................17

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..........................18

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE...........................27

MANAGEMENT.....................................................................................................28

EXECUTIVE COMPENSATION.........................................................................................30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................................................................33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.................................................34

DESCRIPTION OF SECURITIES......................................................................................35

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.................................................................37

PLAN OF DISTRIBUTION...........................................................................................37

SELLING STOCKHOLDERS...........................................................................................40

LEGAL MATTERS..................................................................................................46

EXPERTS........................................................................................................46

AVAILABLE INFORMATION..........................................................................................47

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS....................................................................F-1

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

                                BUSINESS OVERVIEW


AVP, Inc. owns and operates the sole nationally and internationally recognized U.S. professional beach volleyball tour. AVP has more than 125 of the top professional players under exclusive contracts, as well as a base of spectators and television viewers that we believe represents an attractive audience for national, regional, and local sponsors. AVP's business includes establishing and managing tournaments; sponsorship sales and sales of broadcast, licensing, and trademark rights; sales of food, beverage, and merchandise at tournaments; contracting with players on the tour; and associated activities. AVP produced 12 men's and 12 women's professional beach volleyball tournaments throughout the United States in 2004 and has scheduled 14 each for 2005.

                          SUMMARY FINANCIAL INFORMATION

The following summary financial information is derived from our financial statements included at the end of this prospectus.

STATEMENT OF OPERATIONS DATA               Three Months Ended                       Year Ended
                                                March 31,                          December 31,
                                    ---------------------------------     ---------------------------------
                                         2005               2004               2004               2003
                                    --------------     --------------     --------------     --------------
Revenue                             $      103,956     $       52,698     $   12,309,005     $    7,294,128
                                    ==============     ==============     ==============     ==============
Loss                                $   (4,881,230)    $     (967,423)    $   (2,873,112)    $   (3,700,971)
                                    ==============     ==============     ==============     ==============
Source of revenue as a percent of
   revenue
Sponsorship                                    0.0%               0.0%              80.1%              84.3%
Activation fees                                0.0%               0.0%               6.8%               0.0%
Local Revenue
    Merchandising                              1.8%               1.1%               2.6%               2.2%
    Ticket sales and parking                   0.0%               0.0%               2.5%               0.7%
    Registration fees                          0.0%               0.0%               1.0%               1.6%
    Beach Club (corporate
       hospitality)                            0.0%               0.0%               1.0%               0.1%
    Food and beverages                         0.0%               0.0%               0.4%               0.2%
                                    --------------     --------------     --------------     --------------
                                               1.8%               1.1%               7.6%               4.8%
    Miscellaneous Revenue
    Trademark licensing                       87.3%              98.9%               2.7%               3.1%
    Site fees and state grants                 0.0%               0.0%               0.9%               0.9%
    Grass roots marketing                     10.8%               0.0%               0.7%               1.2%
    International television
       licensing                               0.0%               0.0%               0.6%               0.3%
    Interest income                            0.0%               0.0%               0.5%               1.2%
    Other                                      0.0%               0.0%               0.0%               4.1%
                                    --------------     --------------     --------------     --------------
                                              98.2%              98.9%               5.5%              10.9%
Total                                        100.0%             100.0%             100.0%             100.0%
                                    ==============     ==============     ==============     ==============


BALANCE SHEET DATA                          March 31,                           December 31,
                                -------------------------------    --------------------------------
                                      2005             2004              2004              2003
                                --------------   --------------    --------------    --------------
Working capital                 $       87,243   $   (1,658,706)   $   (3,604,731)   $      427,528
Total assets                         7,634,042        4,336,733         2,433,779         3,550,030
Total liabilities                    7,488,841       10,145,682        10,148,417         8,391,556
Stockholders equity (deficit)          145,201       (5,808,949)       (7,714,638)       (4,841,526)


                               COMPANY INFORMATION

On February 28, 2005, a wholly owned subsidiary of AVP, then known as Othnet, Inc., merged with the Association of Volleyball Professionals, Inc. (the "Association"), pursuant to an Agreement and Plan of Merger, as amended. As a result of the merger, the Association became Othnet's wholly-owned subsidiary. In connection with the merger, Othnet changed its name to AVP, Inc., and the Association changed its name to AVP Pro Beach Volleyball Tour, Inc. Our corporate address is 6100 Center Drive, Suite 900, Los Angeles, CA 90045. Our telephone number is (310) 426-8000.

                             SUMMARY OF THE OFFERING

COMMON STOCK OFFERED BY AVP, INC.:  None


COMMON STOCK OFFERED BY SELLING STOCKHOLDERS:  114,248,948 shares

CAPITAL STOCK OUTSTANDING: As of July 21, 2005, we had outstanding 30,036,078 shares of common stock, 334,485 shares of Series A Convertible Preferred Stock, and 116,412 shares of Series B Convertible Preferred Stock, each convertible into 243 shares of common stock; and options and warrants to purchase 155,257,124 shares of common stock.

PROCEEDS TO AVP: We will not receive proceeds from the resale of shares by the selling stockholders. We may, however, receive proceeds in the event that some or all of the options or warrants held by the selling stockholders are exercised for cash.


OTC BULLETIN BOARD SYMBOL:  AVPN

SHARES BEING OFFERED FOR RESALE:


We are registering for resale shares of AVP common stock issued or issuable upon conversion or exercise of AVP equity securities issued as follows:

      o 44,761,815 shares issued or issuable upon conversion of Series B Convertible Preferred Stock or exercise of warrants included in units sold in the $5,000,000 gross proceeds offering that closed February 28, 2005 (the "Units Offering");
      o 26,536,903 shares included in units of 10% convertible notes or issued or issuable upon conversion of the notes or the warrants included in the units, sold in the second half of 2004 (the "Bridge Financing");
      o 34,464,495 shares issuable on conversion of Series A Convertible Preferred Stock issued pursuant to the February 28, 2005 merger of AVP's wholly owned subsidiary, Othnet Acquisition, Inc. with AVP Professional Beach Volleyball Tour, Inc., f/k/a Association of Volleyball Professionals, Inc. (the "Merger"), in exchange for Association Series A Preferred Stock and following the Merger for Association convertible debt.

                                  RISK FACTORS

An investment in AVP securities is highly speculative and extremely risky. You should carefully consider the following risks, in addition to the other information contained in this prospectus, before deciding to buy AVP securities.

RISKS RELATED TO OUR BUSINESS


         WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES AND MAY NEVER BECOME PROFITABLE. AVP has operated at a loss since 2001, when current management was installed. Losses for 2004 and 2003 were $2,900,000 and $3,700,000. (Losses for the first quarters of 2005 and 2004, were $4,900,000 and $1,000,000, respectively, but first quarter results reflect the absence of revenue, substantially all of which is recorded in the second and third quarters of each year.) We cannot predict whether our current or prospective business activities will ever generate enough revenue to be profitable. If we do not generate enough revenue to be profitable, our business might have to be discontinued, in which case, investors would lose all or most of their investment in AVP.

         WE MAY REQUIRE ADDITIONAL FINANCING, AND ANY INABILITY TO OBTAIN ADDITIONAL FINANCING WHEN REQUIRED COULD CAUSE OUR BUSINESS TO FAIL. In 2004, our net use of cash from operations (cash receipts from revenue less operating disbursements, including overhead departments -- executive, administrative, marketing -- and event related disbursements) was approximately $94,000 per month. At this rate, we would use all of our cash on hand at March 31, 2005 by June 30, 2009. However, lower revenue or increased expenses could reduce this period.

         WE RELY ON SHORT-TERM SPONSORSHIP AGREEMENTS FOR MOST OF OUR REVENUE, SO WE CANNOT ASSURE, LONG TERM, THAT WE WILL RECEIVE SUFFICIENT CASH FLOW TO MAINTAIN THE VIABILITY OF OUR BUSINESS. In 2004, national sponsorship revenue accounted for 75% of revenue, and one national sponsor accounted for 18%. Of AVP's 15 current sponsors, only seven have agreements that extend to 2006; five that extend to 2007; and one through 2008. AVP does not have a contract beyond 2005 with the sponsor that contributed the greatest amount of revenue for 2004. Accordingly, AVP's continued operations will depend, among other things, on AVP's annual successful negotiation of sponsorships agreements.

         AVP'S MANAGEMENT BEGAN OPERATING AVP ONLY RECENTLY, MAKING AN ASSESSMENT OF MANAGEMENT'S FUTURE PERFORMANCE RELATIVELY DIFFICULT TO ASSESS. Our management began operating AVP in 2001, so it has only a limited track record at AVP upon which investors can assess management's effectiveness. Consequently, investors are likely to have greater difficulty in accurately predicting whether an investment in AVP will be prosperous.


         AVP'S LIMITED OPERATING HISTORY MAKES AVP HIGHLY RELIANT ON MANAGEMENT. We lack the goodwill of an established business and therefore rely on individual members of current management to create business strategies and relationships, attract sponsors, and develop tournament formats and operating procedures necessary for us to survive and prosper. The departure of one or more of our executives could impair our operations, and, in particular, the services of our Chief Executive Officer and Tour Commissioner, Leonard Armato, would be very difficult to replace. If we are unable to find suitable replacements for departed management, we might incur losses that impair investors' investments in AVP.


         OUR SUCCESS DEPENDS ON FAN INTEREST, SO OUR BUSINESS COULD FAIL, IF WE ARE UNABLE TO MAINTAIN INTEREST IN OUR SPORT. Beach volleyball is a relatively new sport, so its long-term popularity cannot be assumed, as in the cases of major league baseball, basketball, football, and basketball, golf, or auto racing. Public tastes change frequently, so interest in beach volleyball may decline in the future. Our ability to generate revenue and earn profits would be threatened by a loss of popular interest in the sport. If we do not generate enough revenue to be profitable, our business might have to be discontinued, in which case, investors would lose all or most of their investment in AVP.

         WE MAY BE UNABLE TO COMPETE WITH LARGER OR MORE ESTABLISHED SPORTS LEAGUES FOR CORPORATE ADVERTISING BUDGETS. We face a large and growing number of competitors in the sports entertainment industry. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in the industry than does AVP. As a result, certain of these competitors may be in better positions to obtain corporate advertising. AVP cannot be sure that it will be able to compete successfully with existing or new competitors.

         THERE ARE ONLY A FEW MAJOR TELEVISION NETWORKS THAT CAN DISTRIBUTE OUR PROGRAMMING, SO WE HAVE ONLY VERY LIMITED ALTERNATIVES, IF ONE OF OUR NETWORK DISTRIBUTORS PERFORMS UNSATISFACTORILY, INSISTS ON UNFAVORABLE CONTRACT TERMS, OR ELECTS NOT TO CARRY OUR PROGRAMMING. We require widespread distribution of our programming, to interest sponsors and other advertisers. There are only four major networks that provide sufficient market reach, so our choices are limited, and our future ability to enter into distribution agreements with major networks cannot be assured. If we are unable to make suitable distribution arrangements, we likely would incur losses that impair investors' investments in AVP. If we are unable to secure distribution after the expiration of Fox and NBC agreements, our business will be materially adversely affected.

         FUTURE DIFFICULTY IN RECRUITING PLAYERS COULD IMPAIR OUR PROSPECTS. The number of professional beach volleyball players is small in relation to other professional sports, as is the number of first-rate, non-pro players who might play professionally in the future. The players' audience appeal is critical to maintaining popular interest in the sport. Our prospects could decline and investors' investments in AVP impaired, if players on the tour or other qualified players are recruited by competitors or other volleyball organizations or decide to pursue other occupations.

         IF WE ARE UNABLE TO HIRE ADDITIONAL NEEDED PERSONNEL, OUR GROWTH PROSPECTS WILL BE LIMITED, OR OUR OPERATIONS MAY BE IMPAIRED. Our business requires uniquely trained and experienced professionals, and our success depends in large part upon our ability to attract, develop, motivate, and retain highly skilled personnel. Qualified employees will be a limited resource for the foreseeable future. Our chief financial officer lacks experience in public accounting or as a public company principal financial officer, as well. As a new company with little history, we may have particular difficulty hiring qualified personnel. If we are unable to retain necessary personnel, our business probably will suffer, and investors may incur losses on their investments in AVP.

RISKS RELATING TO OUR SECURITIES

         OUR CURRENTLY AUTHORIZED COMMON STOCK IS LESS THAN THE TOTAL AMOUNT OF SHARES ISSUABLE UPON CONVERSION OF EXERCISABLE OUTSTANDING SECURITIES, WHICH COULD PREVENT CONVERSION OR EXERCISE OF SECURITIES CONVERTIBLE INTO OR EXERCISABLE FOR OUR COMMON STOCK. We intend to hold a stockholder meeting to authorize additional common stock. Pending such approval, a holder of securities convertible into or exercisable for common stock wishing to convert or exercise may be unable to do so.

         HOLDERS OF SERIES B PREFERRED STOCK HAVE A CONTINGENT RIGHT TO PUT THEIR STOCK TO AVP, WHICH, IF FULLY EXERCISED, WOULD SERIOUSLY IMPAIR OUR FINANCIAL CONDITION. If AVP fails to increase its authorized common stock to 300,000,000 shares by August 27, 2005, holders of the Series B Preferred Stock will have the right to sell their shares back to AVP at a total price of $3,500,000. If holders of a substantial number of shares exercised their put right with respect to their shares, AVP's financial condition would become dire.

         WE ARE SUBJECT TO CASH PENALTIES UNDER A REGISTRATION RIGHTS AGREEMENT, WHICH COULD DEPRIVE US OF WORKING CAPITAL. We agreed to register for resale the shares of common stock underlying the Series B Preferred Stock we issued. The agreement provides that if the registration statement of which this prospectus forms a part does not become effective by June 28, 2005, we must pay a penalty to the purchasers of the Series B Preferred Stock of approximately $50,000 for each month thereafter that the penalty condition is not satisfied, until August 28, 2005, when the monthly penalty increases to $100,000. AVP's liquidity, and therefore, our chances of business success would be reduced by paying these penalties.


         OUR STOCK PRICE MAY BE VOLATILE. There has only been a limited public market for our securities, and there can be no assurance that an active trading market will be maintained. The OTCBB is a relatively unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ and the national securities exchanges. The trading price of our common stock is expected to fluctuate significantly, and, as is the case for OTCBB securities generally, is not published in newspapers.

         LIMITATIONS OF THE OTCBB CAN HINDER COMPLETION OF TRADES. Trades and quotations on the OTCBB involve a manual process that may delay order processing. Price fluctuations during a delay can result in the failure of a limit order to execute or cause execution of a market order at a price significantly different from the price prevailing when an order was entered. Consequently, one may be unable to trade in our common stock at optimum prices.

         PENNY STOCK REGULATIONS MAY RESTRICT THE MARKET FOR OUR COMMON STOCK. The SEC has adopted regulations that generally define a "penny stock" to be any equity security having a market price (as defined) less than $5.00 per share, or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, broker-dealers selling our common stock are subject to additional sales practices when they sell such securities to persons other than established clients and "accredited investors." For transactions covered by these rules, before the transaction is executed, the broker-dealer must make a special customer suitability determination; receive the purchaser's written consent to the transaction; and deliver a risk disclosure document relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative taking the order; current quotations for the securities; and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict trading in our common stock.

         ACCORDING TO THE SEC, THE MARKET FOR PENNY STOCKS HAS SUFFERED IN RECENT YEARS FROM PATTERNS OF FRAUD AND ABUSE. Such patterns include:

      o control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
      o manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
      o boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
      o excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
      o dumping of securities after prices have been manipulated to a high level, resulting in investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market.

         THE OTC BB IS VULNERABLE TO MARKET FRAUD. OTC BB securities are frequent targets of fraud or market manipulation, both because of their generally low prices and because OTCBB reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

         INCREASED DEALER COMPENSATION COULD ADVERSELY AFFECT STOCK PRICE. OTC BB dealers' spreads (the difference between the bid and ask prices) may be large, causing higher purchase prices and less sale proceeds for purchasers of sellers of our securities.


         SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE, INCLUDING SHARES ISSUABLE UPON CONVERSION OR EXERCISE OF OUTSTANDING SECURITIES CONVERTIBLE INTO OR EXERCISABLE FOR AVP COMMON STOCK CAN DEPRESS MARKET PRICES. Legal restrictions on the sale by former Association stockholders of approximately 46,816,000 shares of common stock will lapse on February 28, 2006. Sales may then be made pursuant to Securities Act Rule 144, which permits a holder in each three-month period to sell shares in an amount up to the greater of the average weekly trading volume or 1% of the outstanding class, subject to procedural conditions. All restrictions will lapse respecting 28,860,000 shares on February 28, 2007. An additional 225,531,000 shares of common stock are reserved for issuance upon conversion or exercise of convertible preferred stock, stock options, and stock purchase warrants, including shares being offered by this prospectus. Included in the total are approximately 83,300,000 shares into which AVP's outstanding Series A Preferred Stock automatically will convert upon authorization of sufficient commons stock. The market's recognition that a large amount of stock might enter the market suddenly can depress market prices.

         POTENTIAL CONTROL BY MANAGEMENT. Currently, all AVP directors and officers as a group hold AVP voting securities representing approximately 12.9% of the votes that can be cast by holders of all AVP voting securities. If AVP's management exercised all rights to acquire AVP voting stock held by them, and no other holder of securities exercisable for AVP voting securities did so, AVP's management would control approximately 72.1% of votes that could be cast. If, in addition, all other holders of AVP rights to acquire AVP voting stock exercised those rights, AVP's management would hold about 38.4% of the outstanding votes. In the former case, AVP's management could elect all directors and take any other action authorized for stockholders to take (other than actions requiring the class vote of holders of Series B Preferred Stock). In the latter case, although management would not control a majority of the outstanding votes, its 38.4% ownership would give it a strong advantage in regard to election of directors or other action requiring stockholder approval, because management would need holders of more than 11.6% of the votes to vote for management's proposals. Defeat of a management proposal would require votes against by holders of more than 81.2% of all votes held my non-management stockholders, a very difficult amount to achieve.

         POTENTIAL CONTROL BY HOLDERS OF SERIES B PREFERRED STOCK. Until AVP's Certificate of Incorporation is amended to increase the authorized common stock to 300,000,000 shares, holders of Series B Preferred Stock will be entitled to cast, with respect to each share held, ten times the number of votes to which they otherwise would be entitled. As a class, these holders are entitled to cast approximately 283,000,000 votes, until the Certificate of Incorporation is so amended. The holders of the Series B Preferred Stock have agreed and given irrevocable proxies to vote their stock in favor of the amendment, so its adoption is assured, when submitted to stockholders. AVP is preparing for a meeting at which the amendment, among other things, will be voted upon.


         LIABILITY OF DIRECTORS FOR BREACH OF DUTY OF CARE IS LIMITED. As permitted by Delaware law, our certificate of incorporation limits the liability of our directors for monetary damages for breach of a director's fiduciary duty, except in certain cases. Our stockholders' ability to recover damages for fiduciary breaches may be reduced by the provision. In addition, we are obligated to indemnify our directors and officers regarding stockholder suits, under some circumstances.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

The price of our common stock is quoted on the OTCBB under the symbol "AVPN." Until March 21, 2005, our common stock traded on the OTCBB under the symbol "ONET."


As of July 21, 2005, we had 30,036,078 shares of common stock outstanding.

The following table sets forth certain information with respect to the high and low market prices of our common stock for each quarter of 2003 and 2004 and the first six months of 2005:

Year                 Period                        High                  Low
----                 ------                        ----                  ---

2005                 Second Quarter               $0.34                 $0.14
                     First Quarter                 0.44                  0.32

2004                 Fourth Quarter                0.47                  0.26
                     Third Quarter                 0.54                  0.21
                     Second Quarter                0.38                  0.16
                     First Quarter                 0.42                  0.17
2003                 Fourth Quarter                0.22                  0.14
                     Third Quarter                 0.29                  0.14
                     Second Quarter                0.35                  0.04
                     First Quarter                 *                     *


* For the first quarter 2003, our common stock traded on the pink sheets, and the price information is not available at a reasonable cost.


The closing price of our common stock on July 21, 2005 was $0.22.


The high and low prices are based on the average bid and ask prices for common stock, as reported by the OTCBB. Such prices are inter-dealer prices without retail mark-ups, mark-downs or commissions and may not represent actual transactions.

STOCKHOLDERS


As of July 21, 2005, there were 331 holders of record of our common stock.


TRANSFER AGENT

Our transfer agent is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Suite 200, Glendale, CA 91204-2991. Our transfer agent's telephone number is
(818) 502-1404.

DIVIDENDS

We have never declared or paid any cash dividends, and we expect to not do so for the foreseeable future. We expect to retain earnings, if any, to fund our business.

Information regarding equity compensation plans, as of December 31, 2004, is set forth in the table below:

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

                                              Number of Securities to    Weighted average
                                              be issued upon exercise    exercise price of       Number of securities
                                              of outstanding options,    outstanding options,    remaining available
Plan Category                                 warrants and rights        warrants and rights     for future issuance
-------------                                 -------------------        -------------------     -------------------
                                                         (a)                      (b)                      (c)
Equity compensation plans
   approved by security holders                                 --         $               --                      --

Equity compensation plans not approved
   by security holders                                   4,100,000                        0.25                     --
                                                    --------------         -------------------         --------------
Total                                                    4,100,000         $              0.25                     --
                                                    ==============         ===================         ==============

The information below sets forth information relating to the equity compensation plans of our wholly owned subsidiary, AVP Pro Beach Volleyball Tour, Inc., as of December 31, 2004, on a pro forma basis, as it would have been adjusted, if the Merger of the Association with Othnet Sub, Inc. had been consummated as of December 31, 2004.

                                                                        Weighted average
                                            Number of Securities to     exercise price of
                                            be issued upon exercise     outstanding               Number of securities
                                            of outstanding options,     options,                  remaining available
Plan Category                               warrants and rights         warrants and rights       for future issuance
                                            -------------------         -------------------       -------------------
                                                       (a)                        (b)                      (c)
Equity compensation plans approved by
   security holders                                               --      $                  --                     --

Equity compensation plans not
   approved by security holders                           88,428,387                       0.03              2,131,718
                                                     ---------------      ---------------------         --------------
Total                                                     88,428,387      $                0.03              2,131,718
                                                     ===============      =====================         ==============


                                    BUSINESS

BUSINESS DEVELOPMENT


We originally incorporated under the name Malone Road Investments, Ltd., on August 6, 1990, in the Isle of Man. We re-domesticated in the Turks and Caicos Islands in 1992, and subsequently domesticated as a Delaware corporation in 1994. Pursuant to Delaware law, we are deemed to have been incorporated in Delaware as of the date of our formation in the Isle of Man. We changed our name to PL Brands, Inc. in 1994; changed our name to Othnet, Inc. in March 2001; and changed our name to AVP, Inc. on March 9, 2005. Since December 2001 until the Merger, we had no business operations other than to attempt to locate and consummate a business combination with an operating company.


AVP ACQUISITION


On February 28, 2005, the Association and a wholly owned subsidiary of AVP consummated the Merger pursuant to a Merger Agreement, signed in June 2004, as amended. The name of the subsidiary before it merged with AVP was Othnet Merger Sub, Inc. As a result of the Merger, the Association became our wholly owned subsidiary, and we issued to the former Association stockholders Series A Preferred Stock, which will be converted automatically into our common stock upon authorization of a sufficient amount of common stock.

In the second half of 2004, pursuant to the Bridge Financing, we issued $2.36 million principal amount of 10% convertible notes and lent $2.0 million of the proceeds of the notes to the Association (the notes were issued in units that included common stock and common stock purchase warrants). It was a condition to the closing of the Merger, among other things, that at least $2.0 million principal amount of the notes (and accrued interest) were converted into our Series A Preferred Stock. Another condition was the closing of the Units Offering of our Series B Preferred Stock and common stock purchase warrants, which occurred concurrently with the closing of the Merger. Each share of Series A Preferred Stock and Series B Preferred Stock is convertible into 243 shares of common stock and carries the number of votes that equals the number of shares into which it is convertible, except that, until the authorization of additional shares of common stock, the Series B Preferred Stock will carry ten times the vote per share that it otherwise would carry.

Upon consummation of the Merger and the Units Offering, AVP's former stockholders (including holders of stock options and stock purchase warrants) beneficially owned 61.2% of all common stock beneficially owned by all beneficial owners of our capital stock.

Immediately after the Merger, the amounts of our outstanding equity securities were as follows:

                                                                                   Amount of common stock
                                                                                 outstanding or issuable on
           Class or type of security                     Amount of security               exercise
           -------------------------                     ------------------               --------
Common Stock                                                   22,514,742                  22,514,742

Series A Preferred Stock                                          334,485(1)               81,279,855

Series B Preferred Stock                                          147,364                  35,809,452
                                                                                          -----------
                                   Total voting
                                     securities
                                    outstanding                                           139,604,049

Stock options and warrants                                                                155,257,124
                                                                                          -----------

                                          Total                                           294,861,173
                                                                                          ===========

(1) Includes 46,471 shares reserved for issuance upon conversion of a note payable.

Pursuant to the merger agreement, Jeffrey Wattenberg, who had been our sole officer and director, resigned his officer positions and elected the Association's designees as executive officers. He also elected as directors the Association's designees, effective March 25, 2005, following filing and distribution of a statement pursuant to Exchange Act Rule 14f-1. Mr. Wattenberg will continue to serve on the board for at least two years. Additional information regarding arrangements between AVP and its directors, executive officers, and principal stockholders is set forth below under "Management," "Executive Compensation," "Certain Relationships and Related Transactions," and "Security Ownership of Certain Beneficial Owners and Management."

In connection with the Units Offering, we agreed, at our expense, to file a registration statement with the SEC covering resale of the common stock underlying the shares of Series B Preferred Stock, the warrants, and a warrant issued to the placement agent, within 45 days following the closing of the offering and to cause the registration statement to become effective within 120 days from the closing date. If the registration statement is not declared effective in the required time period, we must pay to the holders of the Series B Preferred Stock, monthly, cash equal to 1% of the issue price of the Series B Preferred Stock until the registration statement becomes effective. If the registration statement is not filed or declared effective within 180 days following the date of closing, the monthly payments increase to 2%.


In addition, for a period of 18 months from the date of the closing of the offering, subject to conditions, the placement agent has a right of first refusal to lead manage any private or public sale of our securities. We also agreed that, if we are a party to any merger, acquisition, or any other business combination within 18 months from the closing of the offering and decide to engage a financial advisor in connection with the transaction, the placement agent will have the exclusive right to act as our financial advisor and receive customary fees in that capacity.

OUR BUSINESS


We own and operate professional beach volleyball tournaments in the United States. The AVP Tour is the sole nationally recognized U.S. professional beach volleyball tour, as well as internationally under an agreement expiring at the end of 2005. Every top U.S. men's and women's beach volleyball professional, including the women's gold and bronze medalists in the 2004 Olympic Games, competes on the AVP Tour. Our business includes establishing and managing tournaments; sponsorship sales and sales of broadcast, licensing, and trademark rights; sales of food, beverage, and merchandise at the tournaments; contracting with players in the tour; and associated activities.

We produced 12 men's and 12 women's professional beach volleyball tournaments throughout the United States in 2004. We have more than 125 of the top professional players under exclusive contracts, as well as a growing base of spectators and television viewers that we believe represent an attractive audience for national, regional, and local sponsors. We have scheduled 14 events for April through October 2005, to be held in Fort Lauderdale, FL; Tempe, AZ; Austin, TX; Santa Barbara, CA; San Diego, CA; Belmar, NJ; Hermosa Beach, CA; Huntington Beach, CA; Manhattan Beach, CA; Chicago, IL; Las Vegas, NV; Oahu, HA; Cincinnati, OH; and Boulder, CO. The tournaments are returning to each city in which events were held in 2004; the Cincinnati and Boulder events are new for 2005.

We believe that beach volleyball has potential for continuing commercial growth, because of its popularity with a demographic group we believe considered highly desirable by advertisers--educated, affluent, 18 to 34 year-old, consumers. Moreover, we believe that beach volleyball enjoys significant popularity in the United States and worldwide and as evidenced by NBC's strong television ratings and the attendance figures for beach volleyball at the 2004 Athens Summer Games.


      SOURCES OF REVENUE. We generate revenue principally as follows:

            o National Sponsorships: We currently generate by far the greatest amount of our revenue by selling to national sponsors fully integrated sponsorships, which include both advertising time during live or previously taped broadcasts of our tournaments and significant on-site exposure at the tournaments in the form of signage, interactive areas, and the like. In addition to paying for such advertising time and on-site exposure, sponsors also support the AVP Tour through retail activation (e.g., national in-store promotions featuring our brand), media buys that support our events, and television broadcasts and other promotional activities that support our brand (e.g., national commercials featuring
      AVP). National sponsors that have renewed their agreements with us for 2005 include Nissan, Anheuser-Busch, Pepsi, McDonald's, Microsoft (through
      2007), Gatorade, Sirius Radio, Halls, Nature Valley, Nautica, Paul Mitchell and Wilson (through 2008).


            The amount that we charge each national sponsor depends primarily on the number of network or cable advertising units that the national sponsor receives in our broadcasts, as well as the exposure that the national sponsor receives on-site at our tournaments. We hire independent marketing and promotional valuation companies each season, to measure the benefits that national sponsors receive, and provide the valuation results to the national sponsors, to justify the sponsorship revenues they pay. A large majority of our sponsors have been in place since 2003 or earlier. National sponsorship revenue accounted for 75% of revenue, with one national sponsor accounting for 18% of revenue, in 2004. We conduct national sponsorship sales primarily with our own sales staff.


            o Local Sponsorship Revenue: We also receive revenue from local and regional companies seeking to reach our fan base. We sell a variety of local packages at various financial levels intended to attract a wide range of businesses in each of the regions and cities where our tournaments take place. We rely on a combination of local event promoters, the sales forces of local market print, television (including the Fox regional sports network), and radio stations, and our in-house sales staff to make local and regional sales.

            o Corporate Hospitality: We sell corporate hospitality packages called "Beach Club Packages," which consist of reserved seating areas and table seating, food, and beverages.

            o Ticket Sales: Increasingly, we are charging admission for events that previously were free to the general public. In 2004, we charged for general admission at 6 of 12 men's and women's events and charged for reserved seating at all 12 men's and women's events. In 2005, we expect to charge admission at 10 of our 14 men's and women's events.

            o Food and Beverage Sales: We generate revenue through food, beverage, and beer sales at events where such concession rights are available. Generally, we engage a third-party concession operator to conduct this activity.

            o International Television Licensing: We retain all international television rights to our network and cable broadcasts. In 2004, our events were broadcast in South Korea, Japan, Canada, France, and Latin America. For 2005, we have entered an agreement to broadcast over 60 hours of our programming in China.


            o Event Merchandising: We sell event merchandise on-site at our tournaments as well as through our website. Merchandise includes t-shirts, fitness wear, shorts, swimsuits, sweatshirts, hats, and other apparel. We have entered a two-year agreement ending in 2006 with Anschutz Entertainment Group (AEG) for AEG to provide all merchandising services on our behalf at our tournaments, as well as to host our online store and assume responsibility for fulfillment.


            o Trademark Licensing and Other Ancillary Revenue: In addition to merchandising, we license our trademarks and logos to Wilson Sporting Goods Co., for volleyballs, and Sport Fun, Inc., for volleyball sets.

         DISTRIBUTION. We have distribution agreements with NBC, to broadcast certain events on network television, and with Fox to broadcast the remainder of our events on cable and satellite television. By separate agreement, we contract with NBC and Fox for production of the programming.


            o NBC: NBC broadcasted, live, 10 1/2 hours of five of our events in 2004. We paid NBC a per program fee for such broadcast time and retained all of the commercial units in the broadcasts. We agreed with NBC to increase the amount of broadcast time to 14 hours in 2005.

            o Fox: Fox distributes our programming over cable and satellite television. In 2004, Fox broadcast over 40 hours of live or taped programming. Under a new agreement for 2005 and 2006, Fox agreed to provide increased coverage and the related production services in both years, in return for the same number of commercial units in the broadcasts as Fox received under our previous agreement. Under the new agreement, AVP does not pay Fox any compensation for the broadcast time or product services that Fox provides; Fox's only compensation is the commercial units that Fox retains in the broadcasts.

            o Outdoor Life Network: We recently entered into an agreement with Outdoor Life Network, a cable network distributed in over 60 million households ("OLN"), for OLN to broadcast over 28 hours of coverage of the men's and women's semifinals of the 2005 AVP Tour -- the finals being telecast on NBC or Fox as applicable -- and also to provide all production related services. We will receive several commercial units per hour in return for giving OLN these television rights.

      MARKETING. We market and broadcast our tournaments nationally, regionally, and locally. NBC promotes the network tournaments nationally, while Fox promotes the cable tournaments through its regional network. We make promotional arrangements with newspapers and radio and television stations to advertise and promote our events locally. In addition, we engage public relations firms to generate interest and coverage of our events and broadcasts.


We maintain contact with volleyball enthusiasts and seek to increase our fan base through two grassroots programs, AVPNext Amateur and the AVPNext Semi-pro circuit.


AVPNext Amateur is an outreach program for volleyball players of all skill levels. AVPNext Amateur, through a national network of recreational tournament and league organizers, offers both children and adults of all skill levels opportunities to participate in the sport of volleyball through weekend tournaments, instructional camps and clinics, and recreational league play.


AVPNext Semi-pro circuit provides players aspiring to play professionally and high-level amateurs with opportunities to hone their skills against top-flight competition and potentially earn exemptions into our professional tournaments. The 2004 AVPNext Semi-pro circuit included 60 semi-professional tournaments across the nation, run by local promoters, that offered modest prize purses, a national ranking, and automatic entries into our pro events.

We recently agreed to form a beach volleyball council with USA Volleyball
(USAV), which is recognized by the Federation International de Volleyball (FIVB) and the United States Olympic Committee as the national governing body for volleyball in the United States, to oversee the growth and development of beach volleyball in the U.S. In addition to various growth and development initiatives, the council will be responsible for developing and overseeing the Olympics' beach volleyball selection process, including the conduct and marketing of any Olympic trials, and selecting athletes to represent the United States in any other international beach volleyball competitions. Although issues have arisen with respect to the decision-making authority of the beach council, we expect to either resolve these issues or form an alternative organization to conduct such activities.

      OPERATIONS. We own and operate all of our events and conduct most AVP Tour operations and logistics in-house. These operations include:

            o Setting up the event, including (i) loading and transporting the equipment to and from each event; (ii) building the volleyball courts;
      (iii) overseeing construction of stadiums by outside bleacher companies;
      (iv) mounting signage and inflatables for sponsors; and (v) constructing media, hospitality, and local sponsorship areas;

            o Addressing local regulations and permits;

            o Coordinating the professional players (including registration for the qualifying and main events);

            o Organizing officials for the event;

            o Managing the tournament and the spectator experience;

            o Providing entertainment (e.g., music) at the event;

            o Providing corporate hospitality; and


            o Providing media support, e.g., tournament statistics, press releases, etc.

To set up an event for a standard three-day tournament scheduled to begin on a Friday, we arrive on Tuesday and require two full days to complete construction. For tournaments that will be telecast live on NBC, we generally produce four-day events, and the preparations start one day earlier. We own four semi-trailers to transport all event equipment from a central warehouse located in Los Angeles to each site. To manage equipment hauling, we schedule AVP Tour events to occur close to one another or to allow sufficient transportation time.


Each host city requires us to obtain a different set of licenses to run an AVP Tour event, a majority of which the city provides without charge. Typical licenses include event; filming; bleacher; fire and police departments; and food and concessions. Our staff supervises compliance with local regulations and permits.

Our exclusive contracts with more than 125 of the top men and women professional beach volleyball players in the United States prohibit the athletes from competing in non-AVP professional beach volleyball tournaments anywhere in the world, unless specifically agreed by us. All players sign the same standard AVP player contract. The player contracts extend through December 31, 2008 and provide for:

      o a minimum amount of prize money during each year of the term ($3,000,000 in 2005, with $500,000 increases for each subsequent year);

      o     a minimum of ten men's and ten women's events per year;

      o     medical benefits for the top 100 ranked men's and women's players;
            and

      o restrictions as to the logos or insignias athletes may wear at AVP events.

In 2004, AVP also reserved 6,524,941 shares for issuance upon exercise of stock options allocated to the players based upon their performance during the 2004 season. These four-year stock options will become exercisable (at a price of $.15325 per share) upon effectiveness of a registration statement under the Securities Act. Each player is responsible for his or her own housing and travel to and from events. We provide players with food during the tournament and make medical services available in case of injury.


Other personnel essential to operating a successful event include:

            o Officials and referees;

            o Local volunteers to act as scorekeepers and ball retrievers;


            o Local contract workers to sell tickets, operate concession areas, and, when necessary, parking; and


            o Outside contractors to provide security, waste clean-up, and other services required in connection with the event.

We recognize that local support for an AVP Tour event is critical to our success. We try to hold events in the same locations and at the same times every year, so that the volleyball tournaments become local civic events, enabling retailers and community leaders to anticipate and support the tournament annually. We work with city councils and local leaders and businesses to obtain financial, sales, logistic, marketing, and promotional support for our events. Communities often waive the cost of city services, recognizing the benefit of making our tournaments a regular event. Likewise, we coordinate youth or amateur tournaments and hold free volleyball clinics in connection with our events, to generate local goodwill and enthusiasm.

EMPLOYEES


Currently, we have 21 full-time employees and retain 4 independent contractors.


COMPETITION

While we believe we have a loyal fan base, the sports and entertainment industry is highly competitive and is also subject to fluctuations in popularity, which are not easy to predict. Fundamentally, we compete for sponsorship dollars, television ratings, and fan base with other sports leagues and tours, entertainment programming, and other forms of leisure activities. Our success in these areas depends heavily on continuing to grow the sport's popularity and audience draw.


Our programming is directed at a hard to reach demographic group--college-educated men and women aged 18 to 34, earning $50,000 or more per year--whom we believe are highly prized by advertisers: We compete for an audience that is fiercely contested.


We believe that our exclusive player contracts significantly reduce the likelihood that an attempt to establish a competing professional beach tour in the United States during the term of the contracts would be successful. FIVB sanctions a series of professional beach volleyball events in various countries throughout the world and sells sponsorships and television programming in connection with these events. Our international television licensing competes with such programming, and we will potentially face competition from such events, if we expand our events to non-United States locations. In addition, FIVB might claim the authority, but refuse, to sanction any AVP event in another country.

REPORTS TO SECURITY HOLDERS

Annual reports. We intend to deliver annual reports containing audited financial statements to security holders.

Periodic reports and other information. We file annual and quarterly reports, current reports, proxy statements, and information statements with the SEC.

Availability of Filings. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site (http://www.sec.gov) that contains reports and proxy and information statements and other information regarding issuers that file electronically with the SEC. Our Internet site is http://www.avp.com. The content maintained on our website shall not be deemed to be part of this prospectus.

                                LEGAL PROCEEDINGS

We are not a party to any legal or administrative proceedings.

                             DESCRIPTION OF PROPERTY

We maintain the following properties:

We lease approximately 9,800 square feet of office space in Los Angeles, California, which houses our executive and administrative offices. The lease expires March 31, 2010, subject to a five-year renewal option.


We sublease approximately 4,500 square feet of warehouse space in Gardena, California pursuant to a sublease that expires on February 15, 2008. The space is used for storing tournament equipment, and our trucks are parked there.


We believe that our current facilities are sufficient for our needs.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and the related notes. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under Risk Factors -- Risks Related to our Business, Business -- Our Business, and elsewhere in this document.


OVERVIEW

AVP owns and operates professional beach volleyball tournaments in the United States. AVP's revenue comes from national, regional, and local sponsorships; ticket sales (admissions), Beach Club (corporate hospitality) sales, food and beverage sales, and merchandise sales; trademark licensing; and other ancillary sources.

AVP operates its business through its wholly owned subsidiary, AVP Pro Beach Volleyball Tour, Inc., the predecessor of which was founded in 1983 by AVP's current CEO, Leonard Armato, and top players under the name Association of Volleyball Professionals. In 1990, to concentrate on other business, Mr. Armato left the company, which continued under management of the players, but declared bankruptcy in 1999. Mr. Armato bought control of the company in 2001 through the Association, signed more than 100 of beach volleyball's top players, and obtained FIVB recognition as the U.S. official national tour under an agreement expiring at the end of this year. Since then, the Association has steadily expanded its tour, sponsorships, and revenue.


On February 28, 2005, the Association consummated the Merger, with Othnet Merger Sub, Inc., a wholly owned subsidiary of AVP, as a result of which the Association became AVP's wholly owned subsidiary, and the Association's 2004 and 2003 financial statements included in this registration statement, to which this Management's Discussion and Analysis relates in part, became AVP's financial statements. Consummation of the Merger changed the Association's name to its current name, and AVP's name was changed to its current name on March 9, 2005.


FIRST QUARTER 2005 VERSUS FIRST QUARTER 2004

RESULTS OF OPERATIONS

Results of Operations                        Operating Income (Loss) and
                                                  Net Income (Loss)                      % Revenue
                                             Three Months Ended March 31,       Three Months Ended March 31,
                                                 2005             2004              2005             2004
                                            ------------      ------------     -------------       -----------
Operating Income (Loss)                     $ (4,826,028)     $   (953,940)          (4,642)%          (1,810)%
Net Income (Loss)                           $ (4,881,230)     $   (967,423)          (4,695)%          (1,836)%


The 406% increase in quarterly operating loss primarily reflects a $3,498,022 charge to consulting expense as a result of non-employee warrant valuations under SFAS 123. In addition, there are merger-related legal costs, SEC reporting requirements costs, and consulting fees payable in connection with the Merger and miscellaneous other expenses, as well as budgeted 2005 salary increases, which contributed to the increase in the quarterly operating loss for the three months ended March 31, 2005.

REVENUE

The following chart reflects comparative revenues with respect to AVP's significant revenue drivers. The majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes sponsorship revenue pro rata over each event during the tour season as the events occur and collection is reasonably assured. AVP's beach volleyball tournament season customarily commences in early April and continues until late September or early October. AVP did not produce any beach volleyball events in the first quarter of 2005 or 2004. Accordingly, AVP did not recognize any sponsorship revenue or activation fees in the quarters ending March 31, 2005 and 2004.


               Summary Revenue
---------------------------------------------
                                                     Three Months Ended March 31,              Percentage
                                                      2005                  2004                Increase
Sponsorship                                     $           -         $           -                     -
Activation Fees                                             -                     -                     -
Local Revenue                                               -                     -                     -
Miscellaneous Revenue                                 103,956                52,698                    97%
                                                -------------         -------------            ----------
Total Revenue                                   $     103,956                52,698                    97%
                                                =============         =============            ==========

The increase in revenue primarily reflects an increase in trademark licensing revenue relating to AVP's volleyball license agreement with Wilson Sporting Goods. AVP and Wilson entered into a new license agreement effective January 1, 2005, which provided for an increase in the royalty and minimum guarantee payable to AVP in connection with volleyball sales.


OPERATING EXPENSES


                           Summary Costs                                       % Revenue                  (Increase)
--------------------------------------------------------------------    ----------------------------     Decrease as
                                        Three Months Ended March 31,    Three Months Ended March 31,    % of Revenue
                                            2005            2004            2005            2004        2005 vs. 2004
                                        -----------    -----------      ----------       ---------       ---------
Event Costs                             $         -    $         -               0%              0%              -
Administrative                            4,518,384        677,653            4346%           1286%         (3,061)%
Marketing                                   411,600        328,985             396%            624%            228 %
Interest Expense                             70,558         38,000              68%             72%              4 %
                                        -----------    -----------      ----------       ---------       ---------
Total Costs                             $ 5,000,542    $ 1,044,638            4810%           1982%         (2,828)%
                                        ===========    ===========      ==========       =========       =========


Event costs include the direct costs of producing an event and costs related to television airing of broadcasted events. Event costs are recognized on an event-by-event basis, and event costs billed and/or paid prior to their respective events are recorded as deferred costs and expensed at the time the event occurs. Since no event took place in the quarters ended March 31, 2005 and 2004, no event costs were recognized.


The increase in administrative costs of $3,840,731 (or 567%) primarily reflects a $3,498,022 charge to consulting expense as a result of non-employee warrant valuation under SFAS 123 for warrants granted on February 28, 2005 as a result of the Merger. In addition, the increase in administrative costs include merger-related legal costs, SEC reporting requirements costs, consulting fees payable in connection with the merger aggregating $130,000, and budgeted 2005 salary increases.


The increase in marketing costs of $82,615 (or 25%) primarily reflects an outside third party public relations agency engaged by AVP in January 2005.


The increase in interest expense of $32,558 (or 86%) is due to the interest incurred in connection with the $2,000,000 loan that AVP made to the Association in 2004.

Depreciation and Amortization Expense
-----------------------------------------------------------------------------------
                                                                                               Percentage
                                                   Three Months Ended March 31,                 Increase
                                                    2005                   2004                (Decrease)
                                                -------------         -------------            ---------
Depreciation Expense                            $      22,101         $       4,993                  343 %
Amortization Expense                                   65,346                73,726                  (11)%
                                                -------------         -------------            ---------
                                                $      87,447         $      78,719                   11 %
                                                =============         =============            =========

The increase in depreciation expense of $17,108 resulted from an increase in depreciable assets, including banners and flags and equipment; information technology equipment (e.g., servers); activation equipment (e.g., kiosks and digital information screens); and leasehold improvements (e.g., installation of an air conditioning unit in AVP's server room).


LIQUIDITY AND CAPITAL RESOURCES


Cash flows from operating activities for the three months ended March 31, 2005 and 2004 were $1,005,005 and $547,530, respectively. Working capital, consisting of current assets less current liabilities, was $87,243 at March 31, 2005 and $(1,658,706) at March 31, 2004.

At March 31, 2005 and 2004, accounts receivable had increased $453,706 and $328,430, respectively, and deferred revenues had increased $2,969,847 and $2,253,986, respectively, over their respective amounts at December 31, 2004 and 2003, as AVP invoices and collects receivables prior to holding certain events. Deferred revenues increased as a result of the receipt of payments that will be recognized as revenue on an event-by-event basis.


Cash flows provided from financing activities for the three months ended March 31, 2005 and 2004 were $3,297,023 and $0, respectively. As a result of the consummation of the $5,000,000 private placement Series B Convertible Preferred Stock on February 28, 2005, AVP realized net proceeds of $4,247,023. AVP repaid $950,000 on a note payable owed to Management Plus Enterprises, Inc., a related party, in connection with sponsorship sales services.

Capital expenditures for the three months ended March 31, 2005 and 2004 were $137,384 and $14,497, respectively. During the three months ended March 31, 2005, AVP purchased banners and flags and a trailer in preparation for the 2005 tour season, as well as computer equipment.

In June 2004, the Association borrowed $2,000,000 from AVP, at an interest rate of 10% per annum. As part of the merger, this liability was converted to equity. In addition, NBC and Fox had the right to put their Series A preferred stock investment back to the Association at the end of the 2005 and 2006 seasons for the amount of their respective investments. Prior to the merger, both NBC and Fox agreed to waive their put rights and converted the Association preferred stock holdings aggregating $3,657,600 into AVP Series A Preferred Stock.

REVENUE AND EXPENSE RECOGNITION


The majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes sponsorship revenue pro rata over each event during the tour season, as the events occur and collection is reasonably assured. Revenues are invoiced when AVP has the contractual right to receive the invoiced amounts or has earned the revenue. Revenues collected prior to their respective events are recorded as deferred revenue. Event costs are recognized on an event-by-event basis. Event costs billed and/or paid prior to their respective events are recorded as deferred costs and expensed at the time the event occurs.


INCOME TAXES

AVP provides deferred income taxes to reflect the impact of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Temporary differences result from differences between the amounts reported for financial statement purposes and corresponding amounts for tax purposes. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

OFF-BALANCE SHEET ARRANGEMENTS

As part of its ongoing business, AVP does not participate in transactions with unconsolidated entities such as special purpose entities or structured finance entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other limited purposes.

YEAR ENDED DECEMBER 31, 2004 VERSUS DECEMBER 31, 2003

OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

               Operating Income (Loss) and Net Income (Loss)                             % Revenue
--------------------------------------------------------------------------      --------------------------
                                                2004             2003              2004             2003
                                           --------------   --------------      ----------        --------
Operating Income (Loss)                     $(2,694,427)     $(3,421,614)         (22)%             (47)%
Net Income (Loss)                           $(2,873,112)     $(3,700,971)         (23)%             (51)%

The 22% decrease in annual operating loss in 2004 reflects that revenue increased at a rate exceeding the rate of event costs increases necessary to generate the revenue. Revenue increased 69% in 2004, producing a 26% gross profit margin, compared with an 11% gross profit margin in 2003.

We believe that any increased revenue will yield increased gross profit margins, without requiring material capital investment, for the next several years.

REVENUE


                                    Summary Revenue
------------------------------------------------------------------------------------     Percentage Increase
                                                        2004                 2003              (Decrease)
                                                   -------------         ------------        -------------
Sponsorship                                          $9,918,117           $6,222,371                 59%
Activation Fees                                         838,776                   --                  --
Local Revenue                                           936,110              357,459                162%
Miscellaneous Revenue                                   683,187              802,049               (15)%
                                                   -------------         ------------        -------------
                                                    $12,376,190           $7,381,879                 68%
                                                   =============         ============        =============


Revenue per event averaged $1,031,000 in 2004 (based on 12 events) compared with $738,000 in 2003 (based on 10 events).

Sponsorship Revenue. The 59% increase in national, regional, and local sponsorship revenue reflects increases in the number of events, the amount of network and cable commercial units available for sale to sponsors, and the prices paid by national sponsors for commercial units and on-site exposure. In 2004, 18% of revenue came from one national sponsor, a decrease from 23% from that sponsor in 2003.

Activation Fees. In 2004, AVP substantially increased its activation services for sponsors, which AVP began providing in 2003. 2003 amounts were negligible. AVP operates information booths, distributes handouts, or employs live or interactive means of providing information about or generating interest in sponsors' products. Activation services also include arranging for local media buys or other promotional opportunities in event markets.

A detailed analysis of local and miscellaneous sources of revenue for 2004 and 2003 follows:



                            Local and Miscellaneous Revenue
-------------------------------------------------------------------------------------     Percentage Increase
                                                       2004                  2003              (Decrease)
                                                    -----------          -------------    -------------------
Local Revenue
Merchandising                                         $327,182              $164,826                   99%
Ticket Sales and Parking                               304,875                52,909                  476%
Registration Fees                                      126,506               114,798                   10%
Beach Club (Corporate Hospitality)                     123,688                 9,780                1,165%
Food and Beverages                                      53,859                15,146                  256%
                                                    -----------          -------------    -------------------
                                                      $936,110              $357,459                  162%
                                                    ===========          =============    ===================

                                                                                          Percentage Increase
                                                      2004                  2003               (Decrease)
                                                  ------------         --------------     -------------------
Miscellaneous Revenue

Trademark Licensing                                  $339,740              $228,494                     49%
Site Fees and State Grants                            116,934                70,000                     67%
Grass Roots Marketing                                  81,627                89,047                    (8)%
International Television Licensing                     75,000                22,000                    241%
Interest Income                                        67,186                87,751                   (23)%
Other                                                   2,700               304,757                   (99)%
                                                  ------------         --------------     -------------------
                                                     $683,187              $802,049                   (15)%
                                                  ============         ==============     ===================


Local Revenue. The increase in local revenue reflects increases in the number of events, attendance at events, the number of events at which AVP charged for general or reserved seating, and intensified local marketing and sales efforts. In 2004, AVP employed local sales forces (including local promoters and local market print, cable, and radio operators) to assist with local sponsorship sales and corporate hospitality sales.

Gross merchandising revenue increased, but profitability of sales decreased, sharply, from 2004 to 2003. Merchandising revenue in 2003 consisted of advances under an agreement giving a third-party vendor exclusive merchandising rights, which agreement was not renewed for 2004. The third party vendor assumed all costs of merchandise sales under the agreement. Merchandising revenue in 2004 came from direct sales by AVP, with the cost of merchandise sales of $290,000 included in event costs. The net merchandising revenue after the deduction of cost of merchandise sales was $37,182.

In 2004, AVP charged for general admission at six of its 12 men's and women's events, compared with three men's and women's paid admission events in 2003, and charged for reserved seating at all 12 AVP men's and women's events in 2004 compared with none in 2003. This resulted in the large increase in ticket sales revenue in 2004.

Registration fees are the fees paid by players to compete in both event qualifying and main draw rounds. The increase in registration fees resulted primarily from the addition of one full field event in 2004.

The increase in Beach Club (corporate hospitality) revenue in 2004 primarily reflects increased local sales efforts and promotion at each AVP event.

The increase in food and beverage sales in 2004 reflects an increase in the number of events where AVP retained food and beverage sale rights as well as an increase in attendance at events where AVP previously retained such rights.

Miscellaneous Revenue. Trademark licensing increased in 2004 due to increased ball sales by Wilson Sporting Goods (AVP's ball licensee), increased sales of volleyball sets by Sport-Fun (AVP's volleyball set licensee), and international television licensing.

AVP realized site fees and state or local government grants of $116,934 in 2004 (compared to $70,000 in 2003), primarily due to an increase in the site fees paid by the Hard Rock Hotel and Casino in Las Vegas, Nevada to hold an AVP event at the hotel.

Grassroots marketing revenue declined from $89,047 in 2003 to $81,627 in 2004. This 8% decline was primarily due to a decrease in the amount of membership fees collected by AVPNext, a division of AVP that organizes tournaments for aspiring professional and high-level amateur players.

AVP engaged a television licensing agent in 2004 to license AVP's television programming outside of the United States and expects to realize approximately $75,000 in licensing fees for airing of AVP tournaments in foreign territories including South Korea, Japan, Latin America, and France. AVP engaged a different licensing agent for 2005, which has sold 65 hours of programming to a major broadcaster in China.

AVP currently leases furniture and personal property to Northrop Grumman pursuant to a lease expiring in November 2008 that requires payments to AVP of $13,200 per month. The lease is treated as an investment in sales type lease, and the interest component of the lease payments is included in interest income.

Other revenue in 2003 primarily reflects a management fee that AVP received in connection with an international beach volleyball event that AVP co-promoted with two other organizations in 2003 (the event operated at a loss and was discontinued), and a sanctioning fee that AVP received in connection with an event in Hermosa Beach, California in 2003 (AVP elected to hold its own event in Hermosa Beach, California in 2004 rather than sanction an event owned by a third party).

OPERATING EXPENSES

                                                                                                      Decrease as
                                              Summary Costs                    % Revenue              % of Revenue
                                          2004            2003            2004            2003       2004 vs. 2003
                                      -----------     -----------       --------        --------        --------
Event Costs                            $9,125,829      $6,506,613             74%             89%             15%
Administrative                          3,442,479       2,184,557             28%             30%              2%
Marketing                               2,435,124       2,024,572             20%             28%              8%
Interest Expense                          245,870         182,396              2%              3%              1%
Joint Venture Loss                             --         184,712              0%              3%              3%
                                      -----------     -----------       --------        --------        --------
Total Costs                           $15,249,302     $11,082,850            124%            152%             28%
                                      ===========     ===========       ========        ========        ========

Event costs include the direct costs of producing an event and costs related to television airing of broadcasted events. Event costs in 2004 increased 40%, primarily as a result of the number of events and increases in the size and scope of events to accommodate and entertain a larger fan base. Event costs in 2004 also included costs of merchandise sales. Event costs as a percentage of revenue improved from 89% in 2003 to 74% in 2004.

Increases in marketing costs resulted from full time employment of AVP's Chief Marketing Officer; the hiring of a Vice President of Marketing, a Director of Sponsor Activation, and other marketing support staff; expansion of activation services; and increases in related marketing expenses. These amounts, which totaled $2,029,000 in 2004, compared with $1,648,000 in 2003, were partially offset by a $314,000 reduction in amortization of commissions owed to a related party, Management Plus Enterprises (MPE), for sponsorship sales services provided in 2001 and 2002. Amounts incurred for advertising, public relations, and website services, which totaled approximately $406,000 in 2004, increased only slightly over 2003 and decreased as a percentage of total marketing costs.


Administrative costs rose 58% in 2004, due primarily to a $270,000 increase in executive compensation, reflecting full time employment of AVP's CEO; a $250,000 increase in accounting expenses required by AVP's business combination with Othnet; a $210,000 increase in legal and consulting fees associated with AVP's business combination with Othnet; a $190,000 increase in administrative salaries reflecting hiring two administrative support staff, and salary increases to administrative staff and management staff; a $117,000 in increased office rent; and a $260,000 increase in other assorted administrative expenses.


Interest expense in 2004, comprised of interest accrued on debt to Othnet, MPE, Major League Volleyball, Inc., and Anschutz Entertainment Group, Inc., increased from 2003 due to higher level of debt.

Joint venture loss of $184,712 in 2003 was AVP's portion of the loss from the discontinued international beach volleyball event that AVP co-promoted in 2003 with two other organizations.

             Depreciation and Amortization Expense
-----------------------------------------------------------------------------------       Percentage Increase
                                                      2004                  2003               (Decrease)
                                                -------------         -------------         --------------
Depreciation Expense                            $      57,561         $      14,529                   296%
Amortization Expense                                  688,437             1,004,799                   (31)%
                                                -------------         -------------         --------------
                                                $     745,998         $   1,019,328                   (27)%
                                                =============         =============         ==============

The increase in depreciation expense in 2004 resulted from a 307% increase in depreciable assets, including banners and flags and equipment; information technology equipment (e.g., servers); activation equipment (e.g., kiosks and digital information screens); and leasehold improvements (e.g., installation of an air conditioning unit in AVP's server room). Furniture and fixtures include office furniture, and vehicles include trailers used to transport event equipment.

Amortization expenses decreased 31% from 2003, in part because MPE deferred contract costs were being amortized at a declining rate, reflecting that contract commission rates under the agreement decrease from year to year. Deferred commissions charged to operations were $294,904 in 2004, compared to $609,256 in 2003. In each of 2004 and 2003, amortization also included $387,500 of contract costs, which reflects charges in excess of Fox broadcast and production services for 2003 and 2004, which AVP prepaid in 2003 by issuing equity to Fox.

LIQUIDITY AND CAPITAL RESOURCES
Cash flows from operating activities for 2004 was ($1,118,589) and included a net loss of ($2,873,112), a $1,720,000 increase as a result of non-cash transactions including amortization and depreciation, a $94,000 decrease in operating assets, and a ($60,000) decrease in operating liabilities. Current liabilities in 2004 included $2,000,000 of notes to Othnet (described below).


Cash flows from operating activities for 2003 was ($2,937,562) and included a net loss of ($3,700,971), a $1,023,000 increase as a result of non-cash transactions including amortization and depreciation, a ($700,000) increase in operating assets including accounts receivable and investment in and due from joint venture, and a $439,000 increase in operating liabilities including accrued expenses and accrued officer compensation. In 2004, AVP incurred capital expenditures of approximately $228,000, consisting of banner and flags, activation equipment, air conditioning unit, furniture, information technology equipment, and trailers. Banner and flags expenditure was the result of replacement of older banners, as well as, new event locations. Activation equipment expenditure was the result of providing the necessary equipment to fulfill activation services, such as an electronic message board and DJ booth. Furniture expenditures resulted from AVP's lease of new offices. An air conditioning unit was required in the new office space, to maintain the temperature in the information technology server room. Information technology equipment expenditures included replacing a server, license agreements, and computer equipment that was obsolete or broken. Trailer expenditure was the result of replacing one of the older trailers with a newer trailer.


In June 2004, the Association borrowed $2,000,000, at an interest rate of 10% per annum, through a series of debentures payable to AVP. As part of the Merger of the Association with Othnet Merger Sub, Inc., this liability was converted to equity. In addition, NBC and Fox had the right to put their Series A preferred stock investment back to the Association at the end of the 2005 and 2006 seasons for the amount of their respective investments plus interest at prime plus 2%. Prior to the Merger, both NBC and Fox agreed to waive their put rights.

As a result of the consummation of the $5,000,000 Units Offering, we realized net proceeds of approximately $4,300,000. As of March 30, 2005, AVP's adjusted working capital aggregated $1,445,000, (inclusive of $3,100,000 in deferred revenue to be recognized as revenue in the second, third, and fourth quarters of
2005).

CRITICAL ACCOUNTING POLICIES

REVENUE AND EXPENSE RECOGNITION


The majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes sponsorship revenue pro rata over each event during the tour season as the events occur and collection is reasonably assured. Revenues are invoiced when AVP has the contractual right to receive the invoiced amounts or has earned the revenue. Revenues collected prior to their respective events are recorded as deferred revenue. Event costs are recognized on an event-by-event basis. Event costs billed and/or paid prior to their respective events are recorded as deferred costs and expensed at the time the event occurs.


INCOME TAXES

AVP provides deferred income taxes to reflect the impact of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Temporary differences result from differences between the amounts reported for financial statement purposes and corresponding amounts for tax purposes. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

RECENTLY ISSUED ACCOUNTING STANDARDS

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities which was subsequently amended in December 2003 and Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements was issued. In general a variable entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities.

FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. Special provisions apply to enterprises that have fully or partially applied Interpretation 46 (Interpretation) prior to issuance of this Interpretation. Otherwise, application of this Interpretation is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by small business issuers, to entities other than special-purpose entities and by nonpublic entities and all other types of entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply Interpretation 46 for a short period of time before applying this Interpretation. The adoption of the Interpretation did not have any impact on AVP's financial statements.

In December 2003, the SEC released Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. SAB No. 104 revises or rescinds portions of the interpretive guidance related to revenue recognition included in Topic 13 of the codification of the staff accounting bulletins. SAB No. 104 became effective when issued, and adoption by AVP did not have a material impact on its financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). ARB 43 previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges...". This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June

15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date this Statement is issued. The provisions of this Statement shall be applied prospectively. The adoption of this Statement is not expected to have any impact on AVP's financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, which amended APB Opinion No. 29, Accounting for Nonmonetary Transactions. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date this Statement is issued. The provisions of this Statement shall be applied prospectively. The adoption of this Statement is not expected to have any impact on AVP's financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based upon the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities that file as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. AVP has not yet evaluated the impact of the adoption of SFAS 123(R) and has not determined the impact on AVP's financial position or results of operations.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements as defined in Item 303(c) of Regulation S-B.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

On March 1, 2005, we replaced Malone & Bailey, PC as our independent accountants. The decision was approved by our Board of Directors.

Malone & Bailey's reports on our financial statements for the fiscal years ended April 30, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, except that the reports stated that they were prepared assuming that we will continue as a going concern, as to which our recurring operating losses raised substantial doubt. During our fiscal years ended April 30, 2003 and 2004 and the subsequent interim period preceding the termination, there were no disagreements with Malone & Bailey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Malone & Bailey, would have caused Malone & Bailey to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such years or subsequent interim periods.

On March 17, 2005, Malone & Bailey provided the SEC with a letter stating that it agreed with the foregoing statements.

On March 2, 2005, we engaged Mayer Hoffman McCann P.C. as our new independent accountants. During the two most recent fiscal years and the interim period preceding the engagement of Mayer Hoffman, we have not consulted with Mayer Hoffman regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a disagreement or an event identified in paragraph (a)(1)(iv) of Item 304 of Regulation S-B.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of our executive officers and directors as of July 20, 2005.


                                                                    Has Served as Director
Name                              Position and Age                or Executive Officer Since
----                              ----------------                --------------------------
Leonard Armato          Chief Executive Officer,
                        Chairman of the Board of Directors
                        and Tour Commissioner; 52                       March 25, 2005
Bruce Binkow            Chief Marketing Officer
                        and Director; 48                                March 25, 2005
Philip Guarascio        Director; 63                                    March 25, 2005
Scott Painter           Director; 36                                    March 25, 2005
Andrew Reif             Chief Operating Officer, Chief
                        Financial Officer, and Secretary; 40            March 25, 2005
Thomas Torii            Controller; 38                                  March 25, 2005
Jeffrey Wattenberg      Director; 50                                         2002
Roger L. Werner, Jr.    Director; 55                                     July 6, 2005

Leonard Armato has been Chairman, Chief Executive Officer, Tour Commissioner and a director of the Association since 2001. Previously, Mr. Armato was Chief Executive of Management Plus Enterprises, Inc., a sports representation and marketing firm owned by Mr. Armato. Mr. Armato founded MPE in 1988.

Bruce Binkow has been Chief Marketing Officer and a director of the Association since 2001. From 1996, Mr. Binkow worked as executive vice president at MPE, a sports representation and marketing firm owned by Mr. Armato. Previously, Mr. Binkow was an Executive Vice President of Marketing at Playboy Enterprises, Inc., a media company, from 1987 to 1991.

Philip Guarascio has been a member of the board of directors of the Association since 2002. Mr. Guarascio has been a consultant for the National Football League since October 2000 and has been a consultant for the William Morris Agency, a talent agency, since October 2001. In 2000, he retired as the Vice President of Marketing and Advertising for General Motors' North American operations.

Scott Painter has been a member of the board of directors of the Association since 2002. He was a founder and former Chief Executive Officer of CarsDirect.com, an online car dealership, from October 1998 to May 2000. From May 2000 until May 2001, Mr. Painter was Chairman and Chief Executive Officer of Direct.com, an online retailer of high-end consumer goods. From May 2001 until March 2003, Mr. Painter was Founder and Chairman of Build-To-Order, Inc., a start up car company seeking to outsource the engineering and manufacture of production vehicles. Mr. Painter is currently the Chairman and Chief Executive Officer of Zag.com, an online automotive retailer and lead generation company.

Andrew Reif has been Chief Operating Officer of the Association since 2001. As Co-President of Baldwin/Cohen Productions, a motion picture and television programming production company, Mr. Reif supervised the development and production of motion pictures and television productions from 1999 to 2000. From 1995 to 1999, Mr. Reif was a Vice President at International Creative Management, a talent agency.

Thomas Torii has been the Association's controller since 2002. Previously, Mr. Torii was Director of Finance for the Jim Henson Company, a motion picture and television production company, beginning in 2001 and Director of Accounting at Twentieth Century Fox Corporation, a media company, from 1999 to 2001.

Jeffrey Wattenberg had been President, Secretary, and Sale Director of AVP since May 2002 and has been a director of the Association since 2005. For the last five years, he has been a private investor and has served as an independent consultant to various entities seeking to raise venture capital.

Roger L. Werner, Jr. founded both Speedvision (now Fox's Speed Channel) and Outdoor Life Network and served as President and CEO of both cable networks from 1995 through 2001. Previously, Mr. Werner was a management consultant at McKinsey & Company and served as Chief Operating Officer of ESPN from 1982-1990. Mr. Werner has been Chairman of WATV, Inc., an event and television production company, since 2003.

Except for Messrs. Wattenberg and Werner, each person who serves on our Board of Directors was appointed on March 25, 2005 in connection with the transactions contemplated by the Merger. Directors will be elected at each annual meeting and thereafter serve until the next annual meeting at which their successors will be duly elected. Executive officers are appointed for one-year terms and until their successors have been elected and qualified.

COMMITTEES

Following the approval and consummation of the transactions contemplated by the merger on February 28, 2005, we formed an Audit Committee, Compensation Committee and Nominating Committee.

The Audit Committee of the Board of Directors consists of Messrs. Guarascio, Painter and Wattenberg. The Audit Committee recommends engagement of our independent auditors, approves services performed by such auditors and reviews and evaluates our accounting system and our system of internal accounting controls. Mr. Guarascio is "independent" as defined by the SEC. Currently, the Board of Directors does not have an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B promulgated by the SEC.

FAMILY RELATIONSHIPS

No director or executive officer is related to any other director or executive officer by blood or marriage.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE


The following summary compensation tables set forth information concerning the annual and long-term compensation for services in all capacities for the years ended December 31, 2004, December 31, 2003, and December 31, 2002, of those persons who were, at December 31, 2004 (i) the chief executive officer of AVP (AVP had no other officers as of that date) and (ii) the chief executive officer of the Association and each other executive officer whose annual base salary and bonus compensation exceeded $100,000:


                           SUMMARY COMPENSATION TABLE


--------------------------------- -------------------------------- -----------------
                                                                      LONG TERM
                                        ANNUAL COMPENSATION          COMPENSATION
--------------------------------- -------------------------------- -----------------
                                                                        SHARES
NAME AND PRINCIPAL POSITION          FISCAL YEAR        SALARY(1)     UNDERLYING
                                                                       OPTIONS
--------------------------------- --------------- ---------------- -----------------
Leonard Armato,                             2004         $385,000                 0
Chief Executive Officer                     2003          350,000        10,097,675
                                            2002              -0-               -0-
--------------------------------- --------------- ---------------- -----------------
Bruce Binkow,                               2004         $220,000               -0-
Chief Marketing Officer                     2003          200,000         2,019,535
                                            2002              -0-               -0-
--------------------------------- --------------- ---------------- -----------------
Andrew Reif,                                2004         $220,200               -0-
Chief Operating Officer and Chief           2003          200,000         2,019,535
Financial Officer                           2002          175,000         5,360,351
--------------------------------- --------------- ---------------- -----------------
Thomas Torii,                               2004         $135,000           125,000
Chief Accounting Officer                    2003          100,000               -0-
                                            2002              -0-               -0-
--------------------------------- --------------- ---------------- -----------------
Jeffrey Wattenberg,                         2004          $40,000      2,000,000(2)
Chief Executive Officer                     2003              -0-        825,000(3)
                                            2002              -0-               -0-
--------------------------------- --------------- ---------------- -----------------



(1) No bonuses were paid in any of the relevant years.


(2) On February 5, 2004, Mr. Wattenberg was granted an option to acquire up to 2,000,000 shares of Common Stock at an exercise price of $0.25 per share.

(3) On March 19, 2003, Mr. Wattenberg was granted 825,000 restricted shares of Common Stock. The value of the shares as of the date of grant equaled $156,750, and the value as of April 30, 2004 equaled $165,000, based on the stock prices on such dates.

STOCK OPTION PLAN

AVP's 2005 Stock Incentive Plan (the "2005 Plan"), as adopted by the Board of Directors, is being submitted to stockholders for approval. Under the 2005 Plan, we may grant awards of stock options (including stock purchase warrants) and restricted stock grants to our officers, directors, employees, consultants, players, and independent contractors. On a post reverse-split basis, we may issue an aggregate of 30,000,000 shares of our common stock under the 2005 Plan, including approximately 14,000,000 shares subject to management warrants and options converted from stock options to purchase shares of the Association, pursuant to the merger agreement. We may grant both incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, and options, warrants, and other rights to buy our common stock that are not qualified as incentive stock options. No stock options may be granted at an exercise price less than the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to holders of more than 10% of our common stock must be at least 110% of the fair market value of the common stock on the date of grant. Stock options granted under the 2005 Plan will expire no more than ten years from the date on which the option is granted, unless the Board of Directors determines an alternative termination date. If incentive stock options are granted to holders of more than 10% of our common stock, such options will expire no more than five (5) years from the date the option is granted. Except as otherwise determined by the Board of Directors or the Compensation Committee, stock options granted under the 2005 Plan will vest and become exercisable on the anniversary of the date of grant of such option at a rate of 25% per year over four years from the date of grant.

OPTION GRANTS

The following table sets forth certain information with respect to stock options granted to the persons named in the Summary Compensation Table during the year ended December 31, 2004.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                            Percent of
                                          Number of         Total Options
                                          Securities        Granted to       Exercise
                                          Underlying        Employees in     Price Per         Expiration
                                          Options Granted   Fiscal Year      Share             Date
                                          ---------------   -----------      -----             ----
Jeffrey Wattenberg                              2,000,000         94.1%        $0.25           2/4/2009

Thomas Torii                                      125,000          5.9%        $0.16           4/13/2009


OPTION EXERCISES AND FISCAL YEAR-END VALUES

The following table sets forth certain information as to each exercise of stock options during the year ended December 31, 2004, by the persons named in the Summary Compensation Table and the fiscal year-end value of unexercised options:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                           SHARES                         NUMBER OF SECURITIES            VALUE OF UNEXERCISABLE
                         ACQUIRED ON      VALUE          UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS AT FISCAL
NAME                      EXERCISE       REALIZED          OPTIONS AT FY-END                   YEAR-END (1)
----                      --------       --------          -----------------                   ------------


                                                      EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                                                      -----------    -------------     -----------     -------------
Leonard Armato                 -0-     $        0     49,646,836             -0-       $12,505,653    $        0

Bruce Binkow                   -0-     $        0     15,483,096             -0-        $3,845,832    $        0

Andrew Reif                    -0-     $        0      8,818,892             -0-        $1,770,695    $        0

Thomas Torii                   -0-     $        0        125,000             -0-         $  12,500    $        0

Jeffrey Wattenberg             -0-     $        0      2,000,000             -0-          $    -0-    $        0

(1) There was no public market for the Association's Common Stock as of December 31, 2004 with respect to which stock options held by the current CEO and other executive officers were exercisable. Except with respect to Mr. Wattenberg, amounts shown are provided on a pro forma basis, using the excess of AVP's closing stock price on December 31, 2004 over the exercise prices of stock options held at that date by AVP's CEO and other current executive officers, after adjustment for the Merger.

EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

Pursuant to the merger agreement, the Association entered into employment agreements with Messrs. Leonard Armato, AVP's CEO and Chairman and a director; Bruce Binkow, Chief Marketing Officer and a director; and Andrew Reif, Chief Operating Officer, Chief Financial Officer, and Secretary. Mr. Armato's at-will employment agreement provides for an annual salary of $350,000; an annual bonus in the range of fifty percent (50%) of annual salary (based on certain to-be-determined milestones); health and disability insurance; a $1,000,000 term life insurance policy; and a monthly car allowance in the amount of $1,000. In the event that Mr. Armato's employment is terminated other than for good cause, he will receive a payment of one year's base salary. Messrs. Binkow's and Reif's employment agreements are of substantially the same form as Mr. Armato's, except that the salaries are $250,000 and $240,000, respectively.

Pursuant to a provision of the merger agreement authorizing allocation of warrants, the executive officers have been granted four-year Management Warrants to purchase the indicated numbers of shares of common stock, at an exercise price of $0.22 per share (equal to 110% of the market price of a share on the date of grant): Mr. Armato, 15,021,565; Mr. Binkow, 3,468,680; Mr. Reif, 1,934,244; Mr. Torii, 250,000. Messrs. Armato, Binkow and Reif also participate in a profit sharing pool equal to ten percent (10%) of our EBITDA.

EMPLOYEE PENSION PLAN

AVP offers its full-time employees a 401k Plan administered by AVP's payroll provider. AVP does not currently make any contributions on behalf of employees.

COMPENSATION OF DIRECTORS

Our directors currently do not receive regular compensation for service on our Board of Directors or any committee thereof. In consideration of board service, Management Warrants to purchase the indicated number of shares of common stock have been allocated to non-management directors, as follows: Mr. Guarascio, 393,801; Mr. Painter, 1,268,108; Mr. Wattenberg, 3,345,570; Mr. Werner, 250,000.
The board is considering plans for regular compensation of non-management directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Mr. Leonard Armato is the sole owner of MPE, which owned MPE Sales LLC prior to its sale to the Association. MPE entered into an agreement with the Association on August 15, 2001 pursuant to which MPE was engaged to secure sponsorship agreements in return for a commission (the "Sales Agreement"). The Sales Agreement remained in place through December 31, 2002, and MPE was projected to earn approximately $1.6 million in commissions through 2005 based upon the sponsorship agreements secured by MPE during the term of the Sales Agreement. MPE assigned the Sales Agreement to the LLC in 2003. The Association acquired the LLC later in 2003 for a convertible promissory note with a principal amount of approximately $1.4 million, of which $250,000 was paid from the proceeds of the units private placement that closed concurrently with the Merger Closing. The balance will be paid one year from the closing date of the offering.

Mr. Scott Painter, a member of the Board of Directors, entered into a consulting agreement with us whereby he was compensated as a financial advisor in specified areas relating to our operations and fund-raising efforts. Specifically, Mr. Painter gave Association officers advice regarding valuation of the Association, financial modeling, and structure of financings. He also consulted with the officers regarding proposed transactions and participated in merger negotiations between the Association and AVP, as well as terms of financings with the broker dealer for the Units Offering. Mr. Painter did not in any circumstance solicit investors. For his services, Mr. Painter received compensation equal to $150,000 in cash and received a Management Warrant to purchase a total of 5,272,132 shares of our common stock in the aggregate, at an exercise price of $.22 per share, equal to 110% of the market price of a share on the date of grant.

For one year following the close of the merger on February 28, 2005, we have retained a firm controlled by Jeffrey Wattenberg, a member of our Board of Directors, for a $20,000 monthly fee for consulting, advisory, and investor relations services. Pursuant to the merger agreement, Mr. Wattenberg was granted a Management Warrant to purchase 3,345,570 shares.

NBC distributes our programming on broadcast television, and Fox distributes our programming on cable television. NBC and Fox own Series A Preferred Stock convertible into 17.5% and 35.9%, respectively, of the common stock that would be outstanding following such conversion (assuming conversion of only their Series A Preferred Stock), which we have agreed to register for resale at the same time we register the common stock underlying the Series B Preferred Stock for resale.

We entered a two-year agreement ending in 2006 with AEG for AEG to provide all merchandising services on our behalf at our tournaments, as well as to host our online store and assume responsibility for fulfillment. AEG is the holder of a note that is convertible into 27.3% of the common stock that would be outstanding following such conversion (assuming conversion of only the note), which we have agreed to register for resale at the same time we register the common stock underlying the Series B Preferred Stock for resale.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth, as of July 21, 2005, the beneficial ownership, as defined in Securities and Exchange Commission Rule 13d-3, of AVP voting securities, by each director and executive officer, all directors and executive officers as a group, and each person known by management to be a beneficial owner of more than 5% of any class of voting securities. Except as otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

---------------------------------- --------------------------- --------------------------- ---------------------------
                                    Series A Preferred Stock
                                              (*)               Series B Preferred Stock        Common Stock (1)
---------------------------------- --------------------------- --------------------------- ---------------------------


                                      Number       Percent        Number       Percent        Number       Percent
                                    of Shares      of Class     of Shares      of Class     of Shares      of Class
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Leonard Armato (2)(3)                 73,901        22.09          -0-           -0-       82,626,378         73.34
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Bruce Binkow (2)(4)                    -0-           -0-           -0-           -0-       18,951,776         38.69
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Philip Guarascio (2)(4)                -0-           -0-           -0-           -0-        1,603,009          5.07
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Scott Painter (2)(4)                   -0-           -0-           -0-           -0-        7,749,448         20.51
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Andrew Reif (2)(4)                     -0-           -0-           -0-           -0-       10,753,136         26.36
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Thomas Torii(2)(4)                     -0-           -0-           -0-           -0-          375,000          1.23
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Jeffrey Wattenberg (2)(5)              -0-           -0-           -0-           -0-        6,170,570         17.04
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Roger L. Werner, Jr.(2)(6)             -0-           -0-           -0-           -0-          250,000            **
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
All directors and executive
   officers as a group,
   including those named
   above (8 persons)                  73,901        22.09          -0-           -0-       127,654,317        80.95
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
AEG (7)                                -0-           -0-           -0-           -0-       11,292,614         27.32
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
BBVA (8)                               -0-           -0-           -0-           -0-        8,954,550         28.14
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Crestview Capital (9)                  -0-           -0-          9,472         25.32       8,952,120         22.96
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
Highbridge (10)                        -0-           -0-          9,472         25.32       8,952,120         22.96
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
FOX (11)                              69,078        20.65          -0-           -0-       16,785,954         35.85
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------
NBC (12)                              26,280         7.86          -0-           -0-        6,386,040         17.53
---------------------------------- ------------- ------------- ------------- ------------- ------------- -------------

-------------------------------------------------------------------------------------------------------------------

* To be converted into common stock automatically upon authorization of sufficient shares.

** Less than 1%.

(1) Includes shares issuable upon conversion of Series A Preferred Stock and Series B Preferred Stock reflected in the table opposite the identified person or group, as well as exercise of currently exercisable stock options or warrants to acquire shares, as set forth in the succeeding notes. In accordance with SEC rules, each owner's or group's percentage is computed assuming conversion or exercise of only that person's convertible securities, options, or warrants.

(2) Address is c/o AVP Pro Beach Volleyball Tour, Inc., 6100 Center Drive, Suite 900, Los Angeles, CA 90045.

(3) Common stock includes 64,668,401 shares issuable upon exercise of currently exercisable stock options and a warrant.

(4) All shares of common stock are issuable upon exercise of currently exercisable stock options and warrants.

 (5) Common stock includes 5,345,570 shares issuable upon exercise of a stock option and a warrant each currently exercisable.

(6) All shares of common stock are issuable upon exercise of a currently exercisable warrant.

(7) The stockholder's address is 1100 South Flower Street, Suite 300, Los Angeles, CA 90015. All shares of common stock are issuable upon conversion of a convertible note.

(8) The stockholder's address is Castellana, 81, Planta 22, Madrid, Spain 28046. Common stock includes 1,790,910 shares issuable upon exercise of a currently exercisable warrant.

(9) The stockholder's address is 95 Revere Drive, Suite A, Northbrook, IL 60062. Common stock includes 1,790,424 shares issuable upon exercise of a currently exercisable warrant.

(10) The stockholder's address is 9 West 57th Street, 27th Floor, New York, NY 10019. Common stock includes 1,790,424 shares issuable upon exercise of a currently exercisable warrant.

(11) The stockholder's address is c/o Fox Sports Net, 10201 W. Pico Boulevard, Building 101, Suite 5420, Los Angeles, CA 90035.

(12) The stockholder's address is National Broadcasting Company, Inc., 30 Rockefeller Plaza, New York, NY 10112.


                            DESCRIPTION OF SECURITIES


The following description of the material terms of our capital stock is a summary of the provisions of our Certificate of Incorporation, as amended, which has been filed as an exhibit to our registration statement of which this prospectus is a part.


CAPITALIZATION


We are currently authorized to issue 40,000,000 shares of common stock, $0.001 par value and 2,000,000 shares of preferred stock, $0.001 par value. As of July 21, 2005, we had outstanding 30,036,078 shares of common stock, 334,485 shares of Series A Preferred Stock, and 116,412 shares of Series B Preferred Stock, each convertible into 243 shares of common stock; and options and warrants to purchase 155,257,124 shares of common stock.

We intend to hold a stockholders' meeting to seek approval to amend our Certificate of Incorporation to increase the amount of common stock authorized for issuance to permit conversion of the Series B Preferred Stock and the exercise of the warrants issued in the Units Offering.


COMMON STOCK


The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by stockholders. Our stockholders are not entitled to cumulative voting. The holders of our common stock are entitled to receive dividends when, and if, declared by our Board of Directors from funds legally available therefor. In the event of liquidation, dissolution or winding up, our holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities, and after provision has been made for each class of stock having preference over the common stock, including the shares of Series B Preferred Stock. Holders of the shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Currently, the amount of our common stock authorized for issuance is less than the amount into which the Series A Preferred Stock and Series B Preferred Stock and the warrants issued and outstanding after the completion of the Units Offering are convertible. We intend to hold a stockholders' meeting to seek approval to amend our Certificate of Incorporation to increase our authorized common stock to allow for conversion of the Series A Preferred Stock and Series B Preferred Stock and the exercise of the warrants.


PREFERRED STOCK

SERIES A PREFERRED STOCK

The Series A Preferred Stock has the same terms as the Series B Preferred Stock, except for the voting rights described below and that the Series A Preferred Stock will be junior to the Series B Preferred Stock on liquidation. Upon amendment of our Certificate of Incorporation to increase our authorized common stock available for issuance, the Series A Preferred Stock will convert automatically into our common stock at the same conversion rate as is applicable to the Series B Preferred Stock.

SERIES B PREFERRED STOCK

A holder of the Series B Preferred Stock has no preemptive rights. The Series B Preferred Stock is not subject to any sinking fund or other obligation to redeem or retire the Series B Preferred Stock. Unless converted or redeemed, the Series B Preferred Stock has a perpetual term.


The Series B Preferred Stock is senior to the common stock and the Series A Preferred Stock with respect to payment of amounts upon liquidation, dissolution or winding up. While any Series B Preferred Stock is outstanding, we cannot authorize, create, or increase the authorized amount of any class or series of stock that ranks prior or senior to, or in parity with, the Series B Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding up, without the consent of the holders of a majority of the Series B Preferred Stock.


The holders of Series B Preferred Stock will receive dividends when, and if, declared on our common stock, on an as-converted basis. The holders of Series B Preferred Stock will be entitled to receive, in the event of liquidation, dissolution, whether voluntary or involuntary, payment of $33.93 for each share of Series B Preferred Stock held, in preference to holders of any junior class of stock.

The holders of Series B Preferred Stock have the right, exercisable at any time, to convert each share into 243 shares of common stock. The conversion ratio may be increased, on a weighted average basis, upon issuances of the common stock or securities convertible into common stock at a purchase price or conversion price less than the Series B Preferred Stock conversion price then in effect.


The holders of Series B Preferred Stock vote with holders of common stock in all matters in which they are entitled to vote. Until our authorized common stock has been increased to allow for conversion of the Series B Preferred Stock, each share of Series B Preferred Stock will have 10 times the number of votes the share would carry if converted into common stock. Thereafter, each share of Series B Preferred Stock will carry a number of votes equal to the number of shares of common stock into which such share is convertible. The approval of the holders of a majority of the outstanding Series B Preferred Stock is required to amend our Certificate of Incorporation that would materially adversely affect the rights of holders of Series B Preferred Stock, or to authorize, create, or increase the authorized amount of any class of stock giving rights senior to, or in parity with, the holders of Series B Preferred Stock with respect to payment of dividends or amounts upon liquidation, dissolution, or winding up. Until our authorized common stock is increased as stated above, holders of Series B Preferred Stock will possess votes constituting a majority of votes entitled to be cast by our stockholders. Each purchaser of Series B Preferred Stock has agreed and gave an irrevocable proxy to vote in favor of increasing our authorized common stock.

If such authorization does not occur within 180 days from closing of the private placement, holders will have the right to put their Series B Preferred Stock to us and obtain the complete return of their funds, although there can be no assurance that any such funds will be available for distribution to the holders of the Series B Preferred Stock.

The Series B Preferred Stock may be redeemed at our election, after the fifth anniversary of issuance on 30 days notice, at a redemption price of $33.93 per share. On or after February 28, 2006, we will have the option to convert the Series B Preferred Stock into common stock on 30 days notice, if a resale registration statement covering the underlying common stock is effective, our common stock is quoted on the OTCBB or a similar electronic quotation system or stock exchange, the closing price per share, or the average of the closing bid and ask prices per share, if applicable, have been at least twice the quotient obtained by dividing the Series B Preferred Stock redemption price by its conversion rate, and the daily trading volume of our common stock for 30 consecutive trading days averages at least 2,000,000 shares.

WARRANTS


The units sold in the Bridge Financing included two-year warrants to purchase a total of 4,720,000 shares of common stock at a purchase price of $0.21 per share.

The units sold in the Units Offering included 36,841 five-year warrants, each exercisable to purchase 243 shares of our common stock at a price of $0.19548 per share.

In connection with the offering, the placement agent in the Units Offering received a five-year warrant to purchase up to 3,580,945 shares of our common stock at an exercise price of $0.13963 per share that may be exercised on a cashless basis.

Under the Merger Agreement, 44,242,596 shares of Common Stock have been reserved for issuance pursuant to Management Warrants, for services in connection with the merger, principally to AVP directors and executive officers.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES


The Delaware General Corporation Law and our Bylaws provide for indemnification of our directors for liabilities and expenses that they may incur in such capacities. In general, our directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in our best interests, and provided that with respect to any criminal action or proceeding, the person had no reasonable cause to believe was unlawful. Furthermore, the personal liability of our directors is limited as provided in our Certificate of Incorporation.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              PLAN OF DISTRIBUTION


We are registering the shares of common stock on behalf of the selling stockholders. Sales of shares may be made by the selling stockholders, including their respective donees, transferees, pledgees or other successors-in-interest, directly to purchasers or to or through underwriters, broker-dealers, or agents. Sales may be made from time to time on the over-the-counter market, or on any other exchange upon which our shares may trade in the future, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices.


The shares may be sold by one or more of, or a combination of, the following:

      o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

      o purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

      o ordinary brokerage transactions and transactions in which the broker solicits purchases;

      o through options, swaps or derivatives;

      o in privately negotiated transactions;

      o in making short sales or in transactions to cover short sales; and

      o put or call option transactions relating to the shares.

If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers, or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). Any brokers, dealers, or agents that participate in the distribution of the common stock are deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers, or agents are deemed to be underwriting discounts and commissions under the Securities Act.


The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short positions or other derivative transactions relating to the shares of our common stock or of securities convertible into or exchangeable for the shares of our common stock in the course of hedging positions they assume with the selling stockholders and may deliver such securities to close out their short positions or otherwise settle short sales or other transactions. The selling stockholders may also loan or pledge shares to broker-dealers or other third parties. In connection with those transactions, the broker-dealers or other third parties may sell such loaned or pledged shares. The selling stockholders may also enter options or other transactions with broker-dealers or other financial institutions that require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).


Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers, or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Exchange Act. Penny stocks are stock: with a price of less than $5.00 per share; that are not traded on a "recognized" national exchange; whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or of issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.


Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, our shares of common stock while such selling stockholder is distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

The selling stockholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees, and discounts of underwriters, brokers, dealers, and agents. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

SELLING STOCKHOLDER TABLE

This prospectus covers the offer and sale by the selling stockholders of up to 114,248,948 shares of common stock. All such shares issued or to be issued are and will be restricted securities as that term is defined in Rule 144 under the Securities Act, and will remain restricted unless and until such shares are sold pursuant to this prospectus or otherwise are sold in compliance with Rule 144.


Each of the selling stockholders has represented that it acquired the shares for investment purposes only and with no present intention of distributing those shares, except in compliance with all applicable securities law. In addition, each of the selling stockholders has represented that each qualifies as an "accredited investor" as such term is defined in Rule 501 under the Securities Act. The selling stockholders may be deemed underwriters.


The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the options and the warrants, if exercised for cash. The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering, and the number and percentage of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rule, beneficial ownership includes any shares as to which the selling stockholder has or within 60 days has the right to acquire sole or shared voting power or investment power, and each selling stockholder's percentage ownership is computed without regard to the amounts of shares that other selling stockholders have the right to acquire.

                                                              Percentage                         Percentage
                                                                  of                                 of
                                             Shares           Outstanding                        Outstanding
                                          Beneficially          Shares            Shares           Shares
                                              Owned          Beneficially       to be Sold      Beneficially
                                             Before          Owned Before         in the         Owned After
Selling Stockholder                         Offering           Offering          Offering         Offering
-------------------                         --------           --------          --------         --------
AEG                                       11,292,614(1)          33.40%         11,292,614               0%

BBVA                                       8,954,550(2)(59)      28.46%          8,954,550               0%

Steven Berkowitz                             223,560(3)           0.98%            223,560               0%

Paul Chiumento                               243,000(4)           1.07%            243,000               0%

Sheila G. Corvino                             88,695(5)           0.39%             88,695               0%

Crestview Capital Master LLC               8,952,120(6)(59)      28.45%          8,952,120               0%

Meir Duke                                    894,240(7)           3.82%            894,240               0%

Joseph English                               894,240(8)           3.82%            894,240               0%

Gideon Feingold                              447,120(9)           1.95%            447,120               0%

FOX                                       16,785,929(10)         42.71%         16,785,929               0%

Grossman Family Trust                        223,560(11)          0.98%            223,560               0%

Daniel D. Hickey                             224,775(12)(59)      0.99%            224,775               0%

Highbridge International LLC               8,952,120(13)         28.45%          8,952,120               0%

                                                              Percentage                         Percentage
                                                                  of                                 of
                                             Shares           Outstanding                        Outstanding
                                          Beneficially          Shares            Shares           Shares
                                              Owned          Beneficially       to be Sold      Beneficially
                                             Before          Owned Before         in the         Owned After
Selling Stockholder                         Offering           Offering          Offering         Offering
-------------------                         --------           --------          --------         --------
Kellogg Capital Group LLC                    447,120(14)          1.95%            447,120               0%

Shalom Maidenbaum                            243,000(15)          1.07%            243,000               0%

Gil Makov                                    447,120(16)          1.95%            447,120               0%

Maxim Group, LLC                           3,580,945(17)         13.72%          3,580,945               0%

MeadowBrook Opportunity Fund LLC           2,430,000(18)          9.74%          2,430,000               0%

NBC                                        6,385,951(19)         22.10%          6,385,951               0%

Carole Rosenblatt                            894,240(20)          3.82%            894,240               0%

Wayne Saker                                  223,560(21)          0.98%            223,560               0%

SF Capital Partners Ltd.                   4,476,060(22)(59)     16.58%          4,476,060               0%

MacAllister Smith                            133,650(23)          0.59%            133,650               0%

Stepping Stone Partners                      895,455(24)(59)      3.83%            895,455               0%

A. Michael Storiazzi                         894,240(25)          3.82%            894,240               0%

James D. Sullivan                            224,775(26)(59)      0.99%            224,775               0%

Raymond & Liana Szeto                        447,120(27)          1.95%            447,120               0%

The Jay Goldman Master LP                  1,342,575(28)          5.63%          1,342,575               0%

Boris Volman                                 447,120(29)          1.95%            447,120               0%

Jerold & Lilli Weinger                       670,680(30)          2.89%            670,680               0%

Jay & Toni Youngeman                         447,120(31)          1.95%            447,120               0%

Special K Investors Inc.                   2,381,175(32)*         8.09%          2,381,175               0%

Eamonn McConnell                           1,190,588(33)*         4.21%          1,190,588               0%

Stephen Caragol and Michelle
   Caragol, joint tenants                  1,190,588(34)*         4.21%          1,190,588               0%

UEB Switzerland                            4,762,350(35)(43)*    15.87%          4,762,350               0%

Bay Point Investment Partners,
   LLC                                       595,294(36)*         2.15%            595,294               0%

Lawrence Berk                                297,647(37)*         1.09%            297,647               0%

Timothy E. Lutes                             297,647(38)*         1.09%            297,647               0%

Figeac S.A                                 2,381,175(39)*         8.09%          2,381,175               0%

Shai Stern and Michelle Stern,
   joint tenants                             297,647(40)*         1.09%            297,647               0%

Robert Tucker                              1,190,588(41)*         4.21%          1,190,588               0%

Brent A. Lind                                416,706(42)*         1.52%            416,706               0%

Winchester Land Company Limited            1,190,588(44)*         4.21%          1,190,588               0%

Jay Mittman                                1,190,588(45)*         4.21%          1,190,588               0%

                                                              Percentage                         Percentage
                                                                  of                                 of
                                             Shares           Outstanding                        Outstanding
                                          Beneficially          Shares            Shares           Shares
                                              Owned          Beneficially       to be Sold      Beneficially
                                             Before          Owned Before         in the         Owned After
Selling Stockholder                         Offering           Offering          Offering         Offering
-------------------                         --------           --------          --------         --------
Lawrence Investments, LLC                  1,190,588(46)*         4.21%          1,190,588               0%

Jerry Cohen                                  595,294(47)*         2.15%            595,294               0%

Velma Iva Raleigh Trust                      595,294(48)*         2.15%            595,294               0%

Elliot Braun                                 400,000(49)*         0.88%            400,000               0%

J. Mittman & Co. Inc.                      5,357,643(50)*        18.00%          5,357,643               0%

Robert J. Braun and Janet L.
   Braun, joint tenants                      400,000(51)*         0.88%            400,000               0%

Stephen Caragol                              397,647(52)*+        1.73%            397,647               0%

Robert A. Raleigh                            297,647(53)*         1.09%            297,647               0%

Jeffrey Wattenberg                         6,170,570(54)         17.04%          3,345,570           10.02%

Robert Richman                               750,000(55)+         3.22%            750,000               0%

Ron Bearpark                                 750,000(56)+         3.22%            750,000               0%

J.T.R. Baines                                500,000(57)+         2.17%            500,000               0%
                                             -------                               -------

                                         114,248,948             87.10%(58)    114,248,948
                                         ===========                           ===========

* The selling stockholder has agreed not to sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other to donees who agree to be similarly bound), pledge, hypothecate or otherwise transfer (except for estate planning purposes to a family member or trust) any shares of common stock registered in this offering, except for 20% of such shares commencing on the effective date of the registration statement, an additional 20% of such shares commencing 90 days from the effective date of the registration statement, and the remaining 60% of such shares commencing 180 days from the effective date of the registration statement, without the prior written consent of Maxim.

+ The selling stockholder has agreed not to sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other to donees who agree to be similarly bound), pledge, hypothecate or otherwise transfer (except for estate planning purposes to a family member or trust) any shares of common stock registered in this offering, except for 50% of such shares commencing 90 days from the effective date of the registration statement, and the remaining 50% of such shares commencing 180 days from the effective date of this registration statement, without the prior written consent of Maxim.

(1) Consists of 11,292,614 shares of common stock issuable upon conversion of a convertible note. The selling stockholder is controlled by Tim Leiweke.


(2) Includes 1,790,910 shares of common stock issuable upon exercise of outstanding warrants. The selling stockholder is controlled by Juan Jose Peralta.


(3) Consists of 178,848 shares of common stock issuable upon conversion of 736 shares of Series B Preferred Stock, and an additional 44,712 shares of common stock issuable upon exercise of outstanding warrants.

(4) Consists of 194,400 shares of common stock issuable upon conversion of 800 shares of Series B Preferred Stock, and an additional 48,600 shares of common stock issuable upon exercise of outstanding warrants.

(5) Consists of 70,956 shares of common stock issuable upon conversion of 292 shares of Series B Preferred Stock, and an additional 17,739 shares of common stock issuable upon exercise of outstanding warrants.

(6) Consists of 7,161,696 shares of common stock issuable upon conversion of 29,472 shares of Series B Preferred Stock, and an additional 1,790,424 shares of common stock issuable upon exercise of outstanding warrants. The selling stockholder is controlled by Daniel Warsh.

(7) Consists of 715,392 shares of common stock issuable upon conversion of 2,944 shares of Series B Preferred Stock, and an additional 178,848 shares of common stock issuable upon exercise of outstanding warrants.

(8) Consists of 715,392 shares of common stock issuable upon conversion of 2,944 shares of Series B Preferred Stock, and an additional 178,848 shares of common stock issuable upon exercise of outstanding warrants.

(9) Consists of 357,696 shares of common stock issuable upon conversion of 1,472 shares of Series B Preferred Stock, and an additional 89,424 shares of common stock issuable upon exercise of outstanding warrants.

(10) Consists of 16,785,929 shares of common stock issuable upon conversion of Series A Preferred Stock. The selling stockholder is controlled by Randy Freer.

(11) Consists of 178,848 shares of common stock issuable upon conversion of 736 shares of Series B Preferred Stock, and an additional 44,712 shares of common stock issuable upon exercise of outstanding warrants. The selling stockholder is controlled by Raphael Grossman.

(12) Consists of 79,820 shares of common stock issuable upon conversion of 740 shares of Series B Preferred Stock, and an additional 44,955 shares of common stock issuable upon exercise of outstanding warrants.

(13) Consists of 7,161,696 shares of common stock issuable upon conversion of 29,472 shares of Series B Preferred Stock, and an additional 1,790,424 shares of common stock issuable upon exercise of outstanding warrants. The selling stockholder is controlled by Glen Dubin and Henry Swieca.

(14) Includes 89,424 shares of common stock issuable upon exercise of outstanding warrants. The selling stockholder is an underwriter. The selling stockholder is controlled by Charles Kellogg.

(15) Consists of 194,400 shares of common stock issuable upon conversion of 800 shares of Series B Preferred Stock, and an additional 48,600 shares of common stock issuable upon exercise of outstanding warrants.

(16) Consists of 357,696 shares of common stock issuable upon conversion of 1,472 shares of Series B Preferred Stock, and an additional 89,424 shares of common stock issuable upon exercise of outstanding warrants.

(17) Consists of 3,580,945 shares of common stock issuable upon exercise of outstanding warrants. Maxim is a broker-dealer and an underwriter.

(18) Consists of 1,944,000 shares of common stock issuable upon conversion of 8,000 shares of Series B Preferred Stock, and an additional 486,000 shares of common stock issuable upon exercise of outstanding warrants. The selling stockholder is controlled by Michael Ragins.

(19) Consists of 6,385,951 shares of common stock issuable upon conversion of Series A Preferred Stock. The selling stockholder is controlled by Ken Schanzer.

(20) Consists of 715,392 shares of common stock issuable upon conversion of 2,944 shares of Series B Preferred Stock, and an additional 178,848 shares of common stock issuable upon exercise of outstanding warrants.

(21) Consists of 178,848 shares of common stock issuable upon conversion of 736 shares of Series B Preferred Stock, and an additional 44,712 shares of common stock issuable upon exercise of outstanding warrants.

(22) Consists of 3,580,848 shares of common stock issuable upon conversion of 14,736 shares of Series B Preferred Stock, and an additional 895,212 shares of common stock issuable upon exercise of outstanding warrants. The exercise of the warrants is restricted to limit the holder's beneficial ownership to less than 5% and 10% of the common stock. The selling stockholder is controlled by Michael
A. Roth and Brian J. Stark.

(23) Consists of 106,920 shares of common stock issuable upon conversion of 440 shares of Series B Preferred Stock, and an additional 26,730 shares of common stock issuable upon exercise of outstanding warrants.

(24) Consists of 716,364 shares of common stock issuable upon conversion of 2,948 shares of Series B Preferred Stock, and an additional 179,091 shares of common stock issuable upon exercise of outstanding warrants. The selling stockholder is controlled by Daniel D. Hickey.

(25) Consists of 715,392 shares of common stock issuable upon conversion of 2,944 shares of Series B Preferred Stock, and an additional 178,848 shares of common stock issuable upon exercise of outstanding warrants.

(26) Consists of 179,820 shares of common stock issuable upon conversion of 740 shares of Series B Preferred Stock, and an additional 44,955 shares of common stock issuable upon exercise of outstanding warrants.

(27) Consists of 357,696 shares of common stock issuable upon conversion of 1,472 shares of Series B Preferred Stock, and an additional 89,424 shares of common stock issuable upon exercise of outstanding warrants.

(28) Consists of 1,074,060 shares of common stock issuable upon conversion of 1,105 shares of Series B Preferred Stock, and an additional 268,515 shares of common stock issuable upon exercise of outstanding warrants. The selling stockholder is controlled by Jay G. Goldman.

(29) Consists of 357,696 shares of common stock issuable upon conversion of 1,472 shares of Series B Preferred Stock, and an additional 89,424 shares of common stock issuable upon exercise of outstanding warrants.

(30) Consists of 536,544 shares of common stock issuable upon conversion of 2,208 shares of Series B Preferred Stock, and an additional 134,136 shares of common stock issuable upon exercise of outstanding warrants.

(31) Consists of 357,696 shares of common stock issuable upon conversion of 1,472 shares of Series B Preferred Stock, and an additional 89,424 shares of common stock issuable upon exercise of outstanding warrants.


(32) Includes 1,581,175 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 400,000 shares of common stock issuable upon exercise of outstanding warrants.

(33) Includes 790,588 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 200,000 shares of common stock issuable upon exercise of outstanding warrants.

(34) Includes 790,588 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 200,000 shares of common stock issuable upon exercise of outstanding warrants.


(35) Includes 2,371,762 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 600,000 shares of common stock issuable upon exercise of outstanding warrants. Anthony Rafel controls the selling stockholder.


(36) Includes 395,294 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 100,000 shares of common stock issuable upon exercise of outstanding warrants.

(37) Includes 197,647 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 50,000 shares of common stock issuable upon exercise of outstanding warrants.

(38) Includes 197,647 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 50,000 shares of common stock issuable upon exercise of outstanding warrants.

(39) Includes 1,581,175 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 400,000 shares of common stock issuable upon exercise of outstanding warrants.

(40) Includes 197,647 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 50,000 shares of common stock issuable upon exercise of outstanding warrants.

(41) Includes 790,588 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 200,000 shares of common stock issuable upon exercise of outstanding warrants.

(42) Includes 276,706 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 70,000 shares of common stock issuable upon exercise of outstanding warrants.

(43) Includes 790,588 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 200,000 shares of common stock issuable upon exercise of outstanding warrants.

(44) Includes 790,588 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 200,000 shares of common stock issuable upon exercise of outstanding warrants.

(45) Includes 790,588 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 200,000 shares of common stock issuable upon exercise of outstanding warrants.

(46) Includes 790,588 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 200,000 shares of common stock issuable upon exercise of outstanding warrants.

(47) Includes 395,294 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 100,000 shares of common stock issuable upon exercise of outstanding warrants.

(48) Includes 395,294 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 100,000 shares of common stock issuable upon exercise of outstanding warrants.

(49) Includes 200,000 shares of common stock issuable upon exercise of outstanding warrants.

(50) Includes 3,457,643 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 900,000 shares of common stock issuable upon exercise of outstanding warrants.

(51) Includes 200,000 shares of common stock issuable upon exercise of outstanding warrants.

(52) Includes 197,647 shares of common stock issuable upon conversion of Series A Preferred Stock, 50,000 shares of common stock issuable upon exercise of outstanding warrants, and 100,000 shares of common stock issuable upon exercise of an outstanding stock option.

(53) Includes 197,647 shares of common stock issuable upon conversion of Series A Preferred Stock, and an additional 50,000 shares of common stock issuable upon exercise of outstanding warrants.


(54) Includes 5,345,570 shares of common stock issuable upon exercise of a stock option and a warrant. Mr. Wattenberg has agreed not to sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other to donees who agree to be similarly bound), pledge, hypothecate or otherwise transfer (except for estate planning purposes to a family member or trust) 2,000,000 shares of common stock registered in this offering, except for 50% of such shares commencing ninety (90) days from the effective date of the registration statement, and the remaining 50% of such shares commencing one hundred eighty
(180) days from the effective date of the registration statement, without the prior written consent of Maxim.


(55) Consists of 750,000 shares of common stock issuable upon exercise of an outstanding stock option.

(56) Consists of 750,000 shares of common stock issuable upon exercise of an outstanding stock option.

(57) Consists of 500,000 shares of common stock issuable upon exercise of an outstanding stock option.


(58) Assumes that all selling stockholders convert or exercise their securities into or for AVP Common Stock and that no other holders of securities convertible into or exercisable for AVP Common Stock have been converted or exercised.

(59) To the best of our knowledge, the selling stockholder purchased the securities in the ordinary course of business, and at the time of the purchase of the securities to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.


RELATIONSHIPS WITH SELLING STOCKHOLDERS

The following information contains a description of how each selling stockholder acquired the shares to be sold in this offering. None of the selling stockholders have held a position or office, or had any other material relationship, with us, except as follows:


James Sullivan is a registered representative with Maxim Group, LLC, which acted as placement agent for the Units Offering.

All of the selling stockholders, except for Fox, NBC, AEG and five optionees, acquired their shares either pursuant to the Bridge Financing in 2004 or on February 28, 2005, pursuant to the Units Offering.

It was a condition to the closing of the merger, among other things, that at least $2.0 million principal amount of the notes (and accrued interest) included in units sold in the Bridge Financing were converted into our Series A Preferred Stock. A total of 26,536,903 shares of common stock issued as part of the units, underlying the warrants included in the units, or issuable on conversion of the Series A Preferred Stock into which the notes were converted are being registered. Holders of the notes and the optionees, who hold options exercisable in total for 4,100,000 shares, have agreed to refrain from selling their shares for periods of 90 to 180 days from effectiveness of the registration statement, as set forth in the notes to the table.


We sold an aggregate of 36,841 units of Series B Preferred Stock and common stock purchase warrants for an aggregate purchase price of $5,000,060.52 and issued the placement agent a warrant to purchase 3,580,945 shares of common stock. A total of 48,342,760 shares of common stock underlying these units are being registered.

In addition, we are registering 23,171,880 shares of common stock issuable upon the conversion of our Series A Preferred Stock that we issued to Fox and NBC. NBC distributes our programming on broadcast television, and Fox distributes our programming on cable television. NBC and Fox own Series A Preferred Stock convertible into 22.1% and 42.7%, respectively, of the common stock that would be outstanding following such conversion (assuming conversion of only their Series A Preferred Stock).

We are also registering 11,292,614 shares of common stock issuable upon conversion of a convertible note issued to AEG. AEG provides all merchandising services on our behalf at our tournaments. AEG's note is convertible into 33.4% of the common stock that would be outstanding following such conversion (assuming conversion of only the note).

We are also including among the shares offered by this prospectus 4,825,000 shares of common stock, including 4,000,000 shares of common stock underling stock option grants made to certain individuals. Of such 4,825,000 shares of common stock, Mr. Wattenberg, a member of our Board of Directors, holds 2,825,000 shares, including 2,000,000 shares of common stock underlying an employee stock option.

                                  LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Loeb & Loeb LLP.

                                     EXPERTS

Our financial statements as of December 31, 2004 and for the years ended December 31, 2004 and 2003 appearing in this prospectus and registration statement have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm as set forth in their report appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing in issuing such reports.

                              AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov or our website at http://www.avp.com. Information contained in our web site is not part of this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

We furnish our stockholders with annual reports containing audited financial statements.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE

Independent Registered Public Accounting Firm Report.....................................................       F-2


Balance Sheets as of December 31, 2004 and March 31, 2005 (Unaudited)....................................       F-3


Statements of Operations for the Years Ended
   December 31, 2004 and 2003 and for the three months ended March 31, 2005 and 2004 (Unaudited).........       F-4

Statement of Changes in Stockholders' Equity (Deficiency) for the Years ended
   December 31, 2004 and 2003 and for the three months ended March 31, 2005 and 2004 (Unaudited).........       F-5

Statements of Cash Flows for the Years Ended
   December 31, 2004 and 2003 and for the three months ended March 31, 2005 and 2004 (Unaudited) ........       F-6

Notes to Financial Statements............................................................................       F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS AND STOCKHOLDERS OF AVP PRO BEACH VOLLEYBALL TOUR, INC.

We have audited the accompanying balance sheet of AVP Pro Beach Volleyball Tour, Inc. f/k/a Association of Volleyball Professionals, Inc. (AVP) as of December 31, 2004 and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of AVP's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AVP as of December 31, 2004 and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003 in conformity with U.S. generally accepted accounting principles.

Mayer Hoffman McCann P.C.
New York, New York
March 18, 2005

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.
                                 BALANCE SHEETS


                                                                                                            (Unaudited)
                                                                                           December 31,      March 31,
                                                                                               2004            2005
                                                                                           ------------    ------------
ASSETS
CURRENT ASSETS
    Cash and cash equivalents                                                              $    631,933    $  4,820,821
    Accounts receivable, net of
       allowance for doubtful accounts of $10,000                                               649,137       1,102,843
    Prepaid expenses                                                                             26,606         554,082
    Deferred commission-related party                                                           253,339         190,004
                                                                                           ------------    ------------
    TOTAL CURRENT ASSETS                                                                      1,561,015       6,667,750
                                                                                           ------------    ------------

PROPERTY AND EQUIPMENT, net                                                                     201,703         316,986
                                                                                           ------------    ------------

OTHER ASSETS
    Investment in sales-type lease                                                              628,323         604,078
    Other assets                                                                                 42,738          45,228
                                                                                           ------------    ------------
    TOTAL OTHER ASSETS                                                                          671,061         649,306
                                                                                           ------------    ------------

    TOTAL ASSETS                                                                           $  2,433,779    $  7,634,042
                                                                                           ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES
    Notes payable - related party                                                          $  2,000,000    $         --
    Current portion of long-term debt                                                         1,633,333       1,330,070
    Accounts payable                                                                             57,157         479,177
    Accrued expenses                                                                            790,368       1,215,861
    Accrued interest                                                                            316,630         260,502
    Accrued officer compensation                                                                 43,208              --
    Deferred revenue                                                                            325,050       3,294,897
                                                                                           ------------    ------------
    TOTAL CURRENT LIABILITIES                                                                 5,165,746       6,580,507
                                                                                           ------------    ------------

OTHER LIABILITIES
    Long-term deferred revenue                                                                  225,000         225,000
    Long-term debt - less current portion                                                     1,100,071         683,334
                                                                                           ------------    ------------
    TOTAL OTHER LIABILITIES                                                                   1,325,071         908,334
                                                                                           ------------    ------------

    TOTAL LIABILITIES                                                                         6,490,817       7,488,841
                                                                                           ------------    ------------

REDEEMABLE SERIES A PREFERRED STOCK                                                           3,657,600              --
                                                                                           ------------    ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIENCY)

    Series A-1 preferred stock, $.001 par value, 2,000,000 shares authorized,                       122              --
    122,381 and 0 shares issued and outstanding

    Series A convertible preferred stock, $.001 par value, 2,000,000 shares authorized,              --             288
    0 and 288,014 shares issued and outstanding

    Series B convertible preferred stock, $.001 par value, 2,000,000 shares authorized,              --             147
    0 and 147,364 shares issued and outstanding

    Common stock, $.001 par value, 40,000,000 shares authorized,                                     --          22,515
    0 and 22,514,742 shares issued and outstanding

    Additional paid-in capital                                                                  999,190      13,717,431

    Accumulated deficit                                                                      (8,713,950)    (13,595,180)
                                                                                           ------------    ------------

    TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                                                  (7,714,638)        145,201
                                                                                           ------------    ------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)                                $  2,433,779    $  7,634,042
                                                                                           ============    ============

                        See notes to financial statements

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.
                            STATEMENTS OF OPERATIONS

                                                                           (Unaudited)
                                     Year Ended December 31,       Three Months Ended March 31,
                                   ----------------------------    ----------------------------
                                           2004            2003            2005            2004
                                   ------------    ------------    ------------    ------------

REVENUE
     Sponsorships                  $  9,918,117    $  6,222,371    $         --    $         --
     Other                            2,390,888       1,071,757         103,956          52,698
                                   ------------    ------------    ------------    ------------
     TOTAL REVENUE                   12,309,005       7,294,128         103,956          52,698

EVENT COSTS                           9,125,829       6,506,613              --              --
                                   ------------    ------------    ------------    ------------
     Gross Profit                     3,183,176         787,515         103,956          52,698
                                   ------------    ------------    ------------    ------------

OPERATING EXPENSES
     Marketing                        2,435,124       2,024,572         411,600         328,985
     Administrative                   3,442,479       2,184,557       4,518,384         677,653
                                   ------------    ------------    ------------    ------------
     TOTAL OPERATING EXPENSE          5,877,603       4,209,129       4,929,984       1,006,638
                                   ------------    ------------    ------------    ------------

     OPERATING LOSS                  (2,694,427)     (3,421,614)     (4,826,028)       (953,940)
                                   ------------    ------------    ------------    ------------

OTHER INCOME (EXPENSE)
     Interest expense                  (245,870)       (182,396)        (70,558)        (38,000)
     Interest income                     67,185          87,751          15,356          24,517
     Joint venture loss                      --        (184,712)             --              --
                                   ------------    ------------    ------------    ------------
     TOTAL OTHER EXPENSE               (178,685)       (279,357)        (55,202)        (13,483)
                                   ------------    ------------    ------------    ------------

     LOSS BEFORE INCOME TAXES        (2,873,112)     (3,700,971)     (4,881,230)       (967,423)

INCOME TAXES                                 --              --              --              --
                                   ------------    ------------    ------------    ------------

     NET LOSS                      $ (2,873,112)   $ (3,700,971)   $ (4,881,230)   $   (967,423)
                                   ============    ============    ============    ============

Basic and diluted loss per share   $      (0.10)   $      (0.12)   $      (0.13)   $      (0.03)
                                   ============    ============    ============    ============

Weighted average common shares
     outstanding                     29,738,605      29,738,605      37,493,683      29,738,605
                                   ============    ============    ============    ============

                        See notes to financial statements

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY )

                                                                         Series A                       Series B
                                  Series A-1 Preferred Stock          Preferred Stock                 Preferred Stock
                                 ----------------------------    ---------------------------   ---------------------------
                                    Shares          Amount          Shares         Amount         Shares         Amount
                                 ------------    ------------    ------------   ------------   ------------   ------------
Balance, January 1, 2003                2,774    $          3              --   $         --             --   $         --

Redemption of shares                     (407)             (1)             --             --             --             --

Conversion of loan payable to
  officer and stockholder                 200               1              --             --             --             --

Conversion of DMC payable
  into common stock                     1,274               1              --             --             --             --

Cancellation of shares of
  AVP in transaction with DMC          (3,841)             (4)             --             --             --             --

Issuance of preferred stock
  in transaction with DMC             122,381             122              --             --             --             --

Compensation from issuance
  of stock options                         --              --              --             --             --             --

Net loss                                   --              --              --             --             --             --
                                 ------------    ------------    ------------   ------------   ------------   ------------

Balance, December 31, 2003            122,381             122              --             --             --             --

Net loss                                   --              --              --             --             --             --
                                 ------------    ------------    ------------   ------------   ------------   ------------

Balance, December 31, 2004            122,381             122              --             --             --             --

Merger of AVP, Inc. into
  the Association ("the
  reverse merger") (Unaudited)       (122,381)           (122)        122,381            122             --             --

Conversion of 10% convertible
  notes (Unaudited)                        --              --          70,275             70             --             --

Conversion of redeemable
  preferred stock (Unaudited)              --              --          95,358             96             --             --

Private placement units
  (net of offering costs
  of $753,038)(Unaudited)                  --              --              --             --        147,364            147

Consulting expense from
  issuance of stock options
  (Unaudited)                              --              --              --             --             --             --

Net loss (Unaudited)                       --              --              --             --             --             --
                                 ------------    ------------    ------------   ------------   ------------   ------------

Balance, March 31, 2005
  (Unaudited)                              --    $         --         288,014   $        288        147,364   $        147
                                 ============    ============    ============   ============   ============   ============

                                                                                                  Total
                                         Common Stock                                          Stockholders'
                                 ---------------------------    Additional      Accumulated       Equity
                                    Shares         Amount     Paid in Capital     Deficit      (Deficiency)
                                 ------------   ------------   ------------    ------------    ------------
Balance, January 1, 2003                   --   $         --   $  1,937,497    $ (5,519,186)   $ (3,581,686)

Redemption of shares                       --             --       (549,999)             --        (550,000)

Conversion of loan payable to
  officer and stockholder                  --             --        269,954              --         269,955

Conversion of DMC payable
  into common stock                        --             --      1,721,863              --       1,721,864

Cancellation of shares of
  AVP in transaction with DMC              --             --     (3,379,315)      3,379,319              --

Issuance of preferred stock
  in transaction with DMC                  --             --        995,381              --         995,503

Compensation from issuance
  of stock options                         --             --          3,809              --           3,809

Net loss                                   --             --             --      (3,700,971)     (3,700,971)
                                 ------------   ------------   ------------    ------------    ------------

Balance, December 31, 2003                 --             --        999,190      (5,840,838)     (4,841,526)

Net loss                                   --             --             --      (2,873,112)     (2,873,112)
                                 ------------   ------------   ------------    ------------    ------------

Balance, December 31, 2004                 --             --        999,190      (8,713,950)     (7,714,638)

Merger of AVP, Inc. into
  the Association ("the
  reverse merger") (Unaudited)     22,514,742         22,515       (974,439)             --        (951,924)

Conversion of 10% convertible
  notes (Unaudited)                        --             --      2,290,278              --       2,290,348

Conversion of redeemable
  preferred stock (Unaudited)              --             --      3,657,504              --       3,657,600

Private placement units
  (net of offering costs
  of $753,038)(Unaudited)                  --             --      4,246,876              --       4,247,023

Consulting expense from
  issuance of stock options
  (Unaudited)                              --             --      3,498,022              --       3,498,022

Net loss (Unaudited)                       --             --             --      (4,881,230)     (4,881,230)
                                 ------------   ------------   ------------    ------------    ------------

Balance, March 31, 2005
  (Unaudited)                      22,514,742   $     22,515   $ 13,717,431    $(13,595,180)   $    145,201
                                 ============   ============   ============    ============    ============

                        See notes to financial statements

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                                          (Unaudited)
                                                                     Year Ended December 31,      Three Months Ended March 31,
                                                                  ----------------------------    ----------------------------
                                                                      2004            2003            2005            2004
                                                                  ------------    ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                     $ (2,873,112)   $ (3,700,971)   $ (4,881,230)   $   (967,423)
     Adjustments to reconcile net loss to net cash
        flows from operating activities:
        Depreciation and amortization of property and equipment         57,561          14,529          22,101           4,993
        Other amortization                                               6,033           8,043           2,011              --
        Amortization of deferred commissions                           294,904         609,256          63,335          73,726
        Allowance for doubtful accounts                                 10,000              --              --              --
        Amortization of deferred costs                               1,352,100         387,500              --              --
        Compensation from issuance of stock options                         --           3,809              --              --
        Consulting expense from issuance of stock options                   --              --       3,498,022              --
     Decrease (increase) in operating assets:
        Accounts receivable                                           (169,442)       (451,483)       (453,706)       (328,430)
        Investment in and due from joint venture                       291,084        (291,084)             --         291,084
        Prepaid expenses                                               (26,606)         58,994        (527,476)       (275,767)
        Other assets                                                    (1,305)        (15,466)         (4,500)         (5,028)
     Increase (decrease) in operating liabilities:
        Accounts payable                                              (625,052)         35,046         164,381        (509,342)
        Accrued expenses                                               211,950         305,932         251,555        (317,196)
        Accrued officer compensation                                  (167,625)        210,833         (43,208)        169,230
        Accrued interest                                               245,871              --         (56,127)        157,698
        Deferred revenue                                               275,050        (112,500)      2,969,847       2,253,985
                                                                  ------------    ------------    ------------    ------------

        NET CASH FLOWS FROM
                   OPERATING ACTIVITIES                             (1,118,589)     (2,937,562)      1,005,005         547,530
                                                                  ------------    ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Investment in property and equipment                             (228,416)        (25,722)       (137,384)        (14,497)
     Investment in sales-type lease                                     91,215          42,344          24,244          21,967
     Cash received in acquisition                                           --         769,450              --              --
                                                                  ------------    ------------    ------------    ------------
        NET CASH FLOWS FROM
                   INVESTING ACTIVITIES                               (137,201)        786,072        (113,140)          7,470
                                                                  ------------    ------------    ------------    ------------

                        See notes to financial statements

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.
                            STATEMENTS OF CASH FLOWS

                                  (CONTINUED)


                                                                                                         (Unaudited)
                                                                    Year Ended December 31,      Three Months Ended March 31,
                                                                 ----------------------------    ----------------------------
                                                                     2004            2003            2005            2004
                                                                 ------------    ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from long-term debt                                $  2,000,000    $  1,217,238    $         --    $         --
     Repayment of long-term debt                                     (183,333)        (80,000)       (950,000)             --
     Increase (decrease) in payable to DMC
        and other related party debt                                       --         (65,995)             --              --
     Proceeds from private placement units                                 --              --       5,000,061              --
     Offering Costs                                                        --              --        (753,038)             --
     Issuance of preferred stock                                           --         910,000              --              --
                                                                 ------------    ------------    ------------    ------------
        NET CASH FLOWS FROM
                   FINANCING ACTIVITIES                             1,816,667       1,981,243       3,297,023              --
                                                                 ------------    ------------    ------------    ------------

        NET INCREASE (DECREASE) IN CASH                               560,877        (170,247)      4,188,888         555,000

        CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                 71,056         241,303         631,933          71,056
                                                                 ------------    ------------    ------------    ------------

        CASH AND CASH EQUIVALENTS, END OF PERIOD                 $    631,933    $     71,056    $  4,820,821    $    626,056
                                                                 ============    ============    ============    ============

SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION
     Cash paid during the period for:
     Interest                                                    $     48,939    $         --    $     48,939    $         --
                                                                 ------------    ------------    ------------    ------------
     Income taxes                                                          --              --              --              --
                                                                 ------------    ------------    ------------    ------------

SUPPLEMENTAL DISCLOSURE OF NON-CASH
 INVESTING AND FINANCING INFORMATION

     Note payable incurred in connection with stock redemption   $         --    $    550,000    $         --    $         --
                                                                 ------------    ------------    ------------    ------------

     Note payable incurred in connection with the acquisition
        of commission rights                                               --       1,157,499              --              --
                                                                 ------------    ------------    ------------    ------------

     Conversion of intercompany payable and loan payable
        to officer and stockholder into common stock                       --       1,991,819              --              --
                                                                 ------------    ------------    ------------    ------------

     Issuance of preferred stock for deferred costs                        --       1,739,600              --              --
                                                                 ------------    ------------    ------------    ------------

     Net liabilities assumed in merger
        Cash                                                               --              --           4,217              --
        Accounts payable                                                   --              --        (261,857)             --
        Accrued expenses                                                   --              --        (173,934)             --
                                                                 ------------    ------------    ------------    ------------
                                                                           --              --        (431,574)             --
                                                                 ------------    ------------    ------------    ------------

     Conversion of Association redeemable preferred stock into
        Series A convertible preferred stock                               --              --       3,657,600              --
                                                                 ------------    ------------    ------------    ------------

     Conversion of notes payable into
        Series A convertible preferred stock                               --              --       2,290,348              --
                                                                 ------------    ------------    ------------    ------------


                        See notes to financial statements

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

AVP Pro Beach Volleyball Tour, Inc. f/k/a Association of Volleyball Professionals, Inc. (AVP), incorporated in Delaware on May 29, 2001, is the sole nationally and internationally recognized U.S. professional beach volleyball tour for the sport of men's and women's professional beach volleyball in the United States. AVP operates professional beach volleyball activities in the United States, including tournaments, sponsorships sales, broadcast rights, licensing and trademark agreements, sales of food, beverage and merchandise at tournaments, player contracts and other associated activities.

On July 28, 2003, AVP merged with Digital Media Campus, Inc. (DMC), its then sole stockholder, in a transaction accounted for as a transfer between entities under common control with AVP as the surviving entity (Note 13). The accompanying financial statements have been prepared including the net assets and results of operations of DMC from the transaction date of July 28, 2003.

2. SUBSEQUENT EVENT

On June 29, 2004, Othnet, Inc. (Othnet), a publicly traded company, and AVP signed a merger agreement pursuant to which AVP agreed to merge with a wholly-owned subsidiary of Othnet, Othnet Merger Sub. Inc. Among other conditions, closing of the merger was contingent upon Othnet's lending to AVP $2,000,000 of proceeds from issuing units consisting of 10% convertible notes due June 2005 and two shares of Othnet common stock and a two-year common stock purchase warrant to purchase two shares of common stock at $.21 per share for each dollar of principal amount of notes, and Othnet's completing a minimum $4,300,000 net proceeds equity financing including the required conversion of $2,000,000 principal amount of notes. In a November 10, 2004 amendment to the agreement, the parties agreed to engage an exclusive placement agent to privately offer a minimum of $3,000,000 of Othnet Series B preferred stock and conditioned closing the merger upon consummation of the private placement, which, in turn, was conditioned, among other things, upon conversion of the convertible notes.

On February 28, 2005, the merger was consummated, as a result of which AVP became Othnet's wholly owned subsidiary, and AVP's former stockholders were issued Othnet Series A Convertible Preferred Stock, (shown as Series A-1 preferred stock in the accompanying financial statements) which will convert automatically into common stock upon authorization of a sufficient amount of common stock. As a result of the merger, AVP's name was changed to its current name, AVP Pro Beach Volleyball Tour, Inc.


Since the stockholders of AVP received the majority of the voting shares of Othnet, AVP officers and directors become the officers and directors at Othnet, and Othnet adopted the business plan of AVP. AVP is the accounting acquirer (legal acquiree) and Othnet the accounting acquiree (legal aquirer). Since Othnet was a shell corporation at the time of the merger, the transaction is being accounted for as a capital transaction. This transaction is equivalent to AVP issuing stock for the net assets of Othnet, accompanied by a recapitalization of AVP. The accounting is identical to that resulting from a reverse acquisition, except that there are no adjustments to the historical carrying values of the assets and liabilities of Othnet.


As such, for all disclosures referencing shares authorized and issued, shares reserved for issuance, per share amounts and other disclosures relating to equity, amounts have been retroactively restated to reflect share quantities as altered by the terms of the merger agreement.

Concurrently with the merger, pursuant to the private placement, Othnet sold $5,000,000 of units consisting of four shares of Othnet Series B preferred stock and a five-year warrant to purchase 243 shares of common stock at $.20 per share, and approximately $2,160,000 of the Othnet notes including accrued interest, were converted into Series A preferred stock.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

2. SUBSEQUENT EVENT (CONTINUED)

Each share of Series A preferred stock and Series B preferred stock is convertible into 243 shares of common stock and carries the number of votes that equals the number of shares into which it is convertible, except that, until the authorization of additional shares of common stock, the Series B preferred stock will carry ten times the vote per share that it otherwise would carry.

AVP agreed to register for resale the shares of common stock underlying the Series B preferred stock. The agreement provides that if a registration statement is not filed by April 15, 2005 or does not become effective by June 28, 2005, AVP must pay a penalty to the Series B preferred stock stockholder of approximately $50,000 and thereafter for each month that the penalty condition is not satisfied, until August 28, 2005, when the monthly penalty increases to $100,000.

Upon consummation of the merger and the private offering, AVP's former stockholders including holders of stock options and stock purchase warrants beneficially owned approximately 61.2% of all common stock beneficially owned by all beneficial owners of Othnet common stock.

On March 9, 2005, Othnet changed its name to its current name, AVP, Inc.

In February 2005, the two television networks waived their put rights on their redeemable Series A preferred stock that AVP respectively issued to them, and subsequently converted the preferred stock into Othnet Series A preferred stock pursuant to the merger.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                                RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform to current period presentations.

                         REVENUE AND EXPENSE RECOGNITION


The majority of AVP's revenues are derived from sponsorship and advertising contracts with national and local sponsors. AVP recognizes sponsorship revenue pro rata over each event during the tour season as the events occur and collection is reasonably assured. Revenues are invoiced when AVP has a contractual right to receive the amount invoiced or has earned the revenue. Revenues collected prior to their respective events are recorded as deferred revenue. Event costs are recognized on an event-by-event basis. Event costs billed and/or paid prior to their respective events are recorded as deferred costs and expensed at the time the event occurs.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                   REVENUE AND EXPENSE RECOGNITION (CONTINUED)

AVP also derives additional revenue from activation services, event ticket sales, concession rights, event merchandising, licensing, and sanctioning fees. Revenues and expenses from foregoing ancillary activities are recognized on an event-by-event basis as the revenues are realized and collection is reasonably assured. Licensing revenue is recognized as royalties are earned and collection is reasonably assured.

During 2004 and 2003, the same sponsor accounted for 18% and 23% of revenue, respectively.

                     UNAUDITED INTERIM FINANCIAL STATEMENTS

The financial statements as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 are unaudited, however, in the opinion of the management of AVP, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for the interim periods have been made.

                             BARTERING TRANSACTIONS

AVP barters advertising for products and services. Revenue and related expenses from barter transactions are recorded at fair value in accordance with EITF 99-17, Accounting for Advertising Barter Transactions. Revenue from barter transactions is recognized in accordance with AVP's revenue recognition policies. Expense for barter transactions is generally recognized as incurred. Revenue and expense from barter transactions were not significant during 2004 and 2003.

                               ACCOUNTS RECEIVABLE

Accounts receivable consist primarily of amounts due from sponsors and licensees for sponsorship fees and royalties, respectively. Such amounts are billed when due under the terms of the respective sponsorship agreements, or, in the case of royalties, when earned. AVP grants credit to all qualified customers. Accounts receivable are carried at cost less an allowance for doubtful accounts, if an allowance is deemed necessary. AVP does not accrue finance or interest charges. On a periodic basis, AVP evaluates its accounts receivable and determines the requirement for an allowance for doubtful accounts, based on history of past write-offs, collections, and current credit conditions. A receivable is written off when it is determined that all collection efforts have been exhausted. The allowance for doubtful accounts as of December 31, 2004 was $10,000.

                                USE OF ESTIMATES

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                          CONCENTRATION OF CREDIT RISKS

Financial instruments that potentially subject AVP to a concentration of credit risk consist principally of cash deposits and receivables. AVP places its cash deposits with what management believes are high-credit quality financial institutions. At times, balances with any one financial institution may exceed the Federal Deposit Insurance Corporation (FDIC) limit of $100,000. Receivables are due mainly from sponsors and licensees, all of whom are large national or international consumer products companies, which management considers to be low credit risks and with whom management has not experienced any problems in collecting amounts due.

                                  DEPRECIATION

Depreciation of property and equipment are provided for using the straight-line method over the estimated useful lives of the assets as follows:

            Assets                     Useful Lives
--------------------------------   ---------------------
Furniture and equipment                  3 years
Transportation equipment                 3 years
Leasehold improvements                   6 years

                                LONG-LIVED ASSETS

When facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of the recoverability is performed by comparing the carrying value of the assets to the estimated undiscounted future cash flows. Upon indication that the carrying value of such assets may not be recoverable, AVP recognizes an impairment loss by a charge against current operations. If there is an impairment, an impairment charge would be determined by comparing the carrying amount of the assets to the applicable estimated future cash flows, discounted at a risk-adjusted rate or market appraisals. In addition, the remaining estimated useful life or amortization period for the impaired asset would be reassessed and revised if necessary.

                              COMPREHENSIVE INCOME

Comprehensive income consists of net income (loss) and other gains and losses affecting stockholders' equity that, under U.S. generally accepted accounting principles are excluded from net income (loss). Such items consist primarily of unrealized gains and losses on marketable equity securities and foreign translation gains and losses. AVP has not had any such items in the prior two years and, consequently, net income (loss) and comprehensive income (loss) are the same.

                                   ADVERTISING

AVP advertises primarily through radio and print media. AVP's policy is to expense advertising costs, including production costs, as incurred. Advertising expense was $646,394 in 2004 and $327,488 in 2003.

                            CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, AVP considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                  INCOME TAXES

AVP provides deferred income taxes to reflect the impact of temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. Temporary differences result from differences between the amounts reported for financial statement purposes and corresponding amounts for tax purposes. Deferred income tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                            STOCK BASED COMPENSATION

AVP accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB 25, compensation expense is recognized based on the difference, if any, on the date of grant between the fair value of AVP's common stock and the amount an employee must pay to acquire the stock. The expense associated with stock-based compensation is amortized over the periods the employee performs the related services, generally the vesting period, consistent with the multiple option method described in Financial Accounting Standards Board Interpretation (FIN) No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" which amends SFAS No. 123. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires disclosure about the method of accounting and the effect of the method used on reported results in both annual and interim financial statements.

AVP adopted SFAS No. 148 effective for the year ended December 31, 2002, and has elected to continue to account for its stock-based compensation in accordance with the provisions of APB No. 25, Accounting for Stock Issued to Employees. Under APB 25, compensation expense is recognized over the vesting period based on the excess of the fair market value over the exercise price on the grant date. If AVP had elected to recognize compensation expense based upon the fair value at the grant date for awards under its stock-based compensation plans consistent with the methodology prescribed by SFAS No. 123, AVP's net loss would increase to the following pro forma amounts:


                                                                                             (Unaudited)
                                                        Year Ended December 31,      Three Months Ended March 31,
                                                     ----------------------------    ----------------------------
                                                         2004            2003            2005            2004
                                                     ------------    ------------    ------------    ------------
Net loss applicable to common shareholders,
as reported                                          $ (2,873,112)   $ (3,700,971)   $ (4,881,230)   $   (967,423)

Less stock based employee compensation
expense determined under fair-value-based
methods for all awards, net of related tax effects       (133,288)        (53,721)             --         (33,322)
                                                     ------------    ------------    ------------    ------------

Pro forma net loss                                   $ (3,006,400)   $ (3,754,692)   $ (4,881,230)   $ (1,000,745)
                                                     ============    ============    ============    ============

Net loss per share of common stock:
  Basic and diluted
     As reported                                           $(0.10)         $(0.12)         $(0.13)         $(0.03)
                                                           ======          ======          ======          ======
     Proforma                                              $(0.10)         $(0.13)         $(0.13)         $(0.03)
                                                           ======          ======          ======          ======

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                      STOCK BASED COMPENSATION (CONTINUED)

The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for the years ended December 31, 2004 and 2003:

                                    Year Ended December 31,              Three Months Ended March 31,
                              ------------------------------------    ------------------------------------
                                    2004                2003               2005                2004
                              ------------------    --------------    ---------------    -----------------
Risk-free interest rate            3.86 - 4.19%        4.0 - 4.5%         2.7 - 4.0%         3.86 - 4.19%
Expected life                     4 to 10 years          10 years       2 to 5 years        4 to 10 years
Expected volatility                          0%                0%               100%                   0%
Expected dividend yield                      0%                0%                 0%                   0%

                      RECENTLY ISSUED ACCOUNTING STANDARDS

In January 2003, the FASB issued FIN 46, Consolidation of Variable Interest Entities which was subsequently amended in December 2003 and Accounting Research Bulletin ("ARB") No. 51, Consolidated Financial Statements was issued. In general a variable entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities.

FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. Special provisions apply to enterprises that have fully or partially applied Interpretation 46 ("Interpretation") prior to issuance of this Interpretation. Otherwise, application of this Interpretation is required in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by small business issuers, to entities other than special-purpose entities and by nonpublic entities and all other types of entities is required at various dates in 2004 and 2005. In some instances, enterprises have the option of applying or continuing to apply Interpretation 46 for a short period of time before applying this Interpretation. The adoption of the Interpretation did not have any impact on AVP's financial statements.

In December 2003, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition. SAB No. 104 revises or rescinds portions of the interpretive guidance related to revenue recognition included in Topic 13 of the codification of the staff accounting bulletins. SAB No. 104 became effective when issued, and adoption by AVP did not have a material impact on its financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). ARB 43 previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges...". This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this Statement requires that allocation of fixed production.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement shall be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date this Statement is issued. The provisions of this Statement shall be applied prospectively. The adoption of this Statement is not expected to have any impact on AVP's financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, which amended APB Opinion No. 29, Accounting for Nonmonetary Transactions. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this Statement shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date this Statement is issued. The provisions of this Statement shall be applied prospectively. The adoption of this Statement is not expected to have any impact on AVP's financial statements.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share - Based Payment. Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share - based payment transactions be recognized in financial statements. That cost will be measured based upon the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share - based compensation arrangements including share options, restricted share plans, performance - based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock - Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair - value - based method of accounting for share - based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair - value - based method been used. Public entities that file as small business issuers will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. AVP has not yet evaluated the impact of the adoption of SFAS 123(R) and has not determined the impact on AVP's financial position or results of operations.

         PRO FORMA NET LOSS PER BASIC AND DILUTED SHARE OF COMMON STOCK

Basic earnings (loss) per share is calculated using the average number of common shares outstanding. Diluted earnings (loss) per share is computed on the basis of the average number of common shares outstanding during the period increased by the dilutive effect of outstanding stock options using the "treasury stock" method. The pro forma net loss per basic and diluted share of common stock gives effect to the conversion of the Series A-1 preferred stock as if it occurred at the beginning of the periods presented. The March 31, 2005 and 2004 weighted average shares outstanding gives effect to the Series A-1 preferred stock conversion to Series A convertible preferred stock as if it were converted to common stock as of the beginning of the periods presented.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   PRO FORMA NET LOSS PER BASIC AND DILUTED SHARE OF COMMON STOCK (CONTINUED)

The following options, warrants and other incremental shares to purchase shares of common stock were excluded from the computation of diluted earnings (loss) per share for the periods presented as their effect would be antidilutive.

                                                                 (Unaudited)
                             Year Ended December 31,     Three Months Ended March 31,
                           ---------------------------   ---------------------------
                               2004           2003           2005           2004
                           ------------   ------------   ------------   ------------
Options and Warrants         88,428,387     80,773,537    110,386,187     80,900,553

Convertible Debt             11,292,614     11,292,614     11,292,614     11,292,614

Series A Preferred Stock     23,171,880     23,171,880     23,171,880     23,171,880

Series B Preferred Stock             --             --     35,809,452             --
                           ------------   ------------   ------------   ------------
                            122,892,881    115,238,031    180,660,133    115,365,047
                           ============   ============   ============   ============


4. JOINT VENTURE

During 2003, AVP and two unrelated organizations jointly sponsored an event in which AVP retained a 1/3 interest. The joint venture was accounted for using the equity method of accounting.

The joint venture's 2003 operations are summarized as follows:


Revenues              $    643,547
Expenses                 1,197,683
                      ------------
Loss                  $   (554,136)
                      ============
AVP's share of loss   $   (184,712)
                      ============


Under the terms of the continuing joint venture agreement, additional events were to be sponsored, one each in 2004 and 2005. No such event was held in 2004 or will be held in 2005 as one of the joint venture partners declined to participate, and AVP and the other partner agreed not to hold events in 2004 or 2005.

5. DEFERRED COSTS

In 2003, AVP entered into a production and distribution agreement for the 2003 and 2004 tour events with a major television network valued at $2,649,600. AVP issued preferred stock in payment under the agreement and capitalized the costs, which were amortized as the events specified in the agreement occurred. Deferred costs under this agreement at December 31, 2003 aggregated $1,352,100, consisting of $964,600 of deferred event costs and $387,500 of unamortized contract costs which were amortized to expense in 2004.

6. DEFERRED COMMISSION - RELATED PARTY

On April 6, 2003, AVP acquired from an officer and stockholder the commissions the officer was entitled to receive on sponsorship revenues under sponsorship agreements. The officer had secured the sponsorships for AVP under a

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

6. DEFERRED COMMISSION - RELATED PARTY (CONTINUED)


2001 agreement the officer had with AVP. The aggregate cost of acquiring the rights of $1,366,737 is being charged to operations over the term of the related sponsorship agreements and projected revenues thereunder.

Deferred commissions charged to operations aggregated $294,904 in 2004 and $609,256 in 2003.

7. PROPERTY AND EQUIPMENT

Property and equipment consist of:

                                        2004
                                ------------

Cost

Furniture and equipment         $    228,489
Transportation equipment              29,244
Leasehold improvements                23,704
                                ------------
Total Cost                           281,437

Less accumulated depreciation
and amortization                     (79,734)
                                ------------

Net property and equipment      $    201,703
                                ============

Depreciation and amortization expense was $57,561 in 2004 and $14,529 in 2003.

8. INVESTMENT IN SALES-TYPE LEASE

In 2001, AVP leased furniture and equipment associated with a former office facility to a third party in a lease classified as a sales-type lease. The unearned lease income is being amortized to income over the lease term, using the effective interest method. The lease expires in October 2008. AVP's investment in the sales-type lease at December 31, 2004 is as follows:

Minimum lease payments                $    607,200
Estimated unguaranteed                     183,600
   residual value
Less unearned lease income                (162,477)
                                      ------------
Investment in sales-type lease, net   $    628,323
                                      ============

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

8. INVESTMENT IN SALES-TYPE LEASE (CONTINUED)

The following is a schedule of future minimum lease payments to be received:

Years Ending December 31,
           2005                      $    158,400
           2006                           158,400
           2007                           158,400
           2008                           132,000

                                     ------------
                                     $    607,200
                                     ============

The lease obligation is collateralized by the underlying assets.

9. ACCRUED OFFICER COMPENSATION

At December 31, 2004, one officer has elected to defer the payment of salaries owed to him.

10. NOTES PAYABLE - RELATED PARTY

During 2004, in connection with Othnet's issuing 10% Convertible Debentures due June 3, 2005 in an aggregate principal amount up to $2,360,000, AVP issued debentures aggregating $2,000,000 to Othnet, with whom AVP had entered into a merger agreement. The debenture and accrued interest may be converted by the holder at any time, based on a conversion price of the lower of $.08 per share of common stock or 85% of the offering price in the next round of financing of Othnet common stock, as defined in the debenture agreement, or any other equity financing consummated by AVP prior to the maturity of this debenture. As part of the consummated merger on February 28, 2005, the notes and accrued interest were converted into common stock.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

11. LONG-TERM DEBT

Long-term debt consists of the following:

Note dated August 2002 to an entity who is a partner with AVP in a joint venture payable, including interest at 5% per annum, $500,000 in September 2003 and $500,000 in September 2006.

In April 2003, AVP entered into an option agreement with the note holder whereby the note holder has the option to acquire up to $1,000,000 of AVP common stock. The option price per share of common stock is based upon an aggregate valuation of AVP equal to the lesser of $10,000,000 or the aggregate post-money valuation implied by the terms of any sale or issuance of equity in AVP subsequent to April 21, 2003. Based on the $10,000,000 valuation, the option price at December 31, 2003 was $.11 per share of common stock. The note holder may exercise its option at any time prior to the repayment of the note.

The holder agreed to defer the September 2003 payment aggregating
$556,081, including interest, in anticipation of converting the
note into equity.                                                   $  1,000,000


Related party note dated April 2003, payable in installments through January 2006 plus interest at 3.75% per annum. The
related party had agreed to defer the payments due August 2003,
January 2004 and August 2004 aggregating $700,000, until February
2005. $950,000 was paid (the $700,000 deferred until February
2005 and $250,000 due on January 31, 2005) through March 18,
2005.                                                                  1,366,737


Convertible note dated July 2003 payable to a former stockholder in annual installments of $183,333, plus interest at 5% per
annum, through November 2006. The unpaid principal and any unpaid interest may be exchanged on or after November 2004 by the note holder for shares of common stock of AVP at a per share common stock price equal to the per share common stock price paid to AVP under AVP's most recent round of equity financing. The borrowings are collateralized by AVP's accounts receivable and property and
equipment.                                                               366,667
                                                                    ------------

Total Long-Term Debt                                                   2,733,404

Less current portion                                                   1,633,333
                                                                    ------------

Noncurrent portion                                                  $  1,100,071
                                                                    ============

               AVP PRO BEACH VOLLEYBALL TOUR, INC.
                              F/K/A
          ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                  NOTES TO FINANCIAL STATEMENTS

11. LONG-TERM DEBT (CONTINUED)

Maturities of long-term debt are as follows:

Years Ending December 31,
                  2005                $  1,633,333
                  2006                   1,100,071
                                      ------------
Total Long-Term Debt                  $  2,733,404
                                      ============

12. REDEEMABLE PREFERRED STOCK

In July 2003, as payment under a production contract with a major television network whose services were valued at $1,008,000, AVP issued 950,943 shares of Series A preferred stock valued at
$1,008,000. AVP gave the network the right to put, at the
network's option, any or all of its equity interest to AVP in
2005 and 2006. The Series A preferred stock was valued at
$1,008,000 plus interest at the prime rate (5.15% at December 31,
2004) plus 2%. On February 22, 2005, in conjunction with the
merger, the network waived its put option.                          $  1,008,000

In July 2003, as payment under a production contract with a major television network whose services were valued at $2,649,600, AVP issued 2,498,183 shares of Series A preferred stock valued at
$2,649,600. AVP gave the network the right to put, at the
network's option, all of its equity interest at either the
conclusion of the 2005 AVP tour season, the conclusion of the
2006 AVP tour season, or the first time the network's equity interest in AVP is less than 8% on a fully diluted basis. The
Series A preferred stock was valued at $2,649,600 plus interest at an annual rate of prime (5.15% at December 31, 2004) plus 2%
On February 17, 2005, in conjunction with the merger, the network
waived its put option.                                                 2,649,600
                                                                    ------------

Total                                                               $  3,657,600
                                                                    ============

               AVP PRO BEACH VOLLEYBALL TOUR, INC.
                              F/K/A
          ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                  NOTES TO FINANCIAL STATEMENTS

13. TRANSACTION WITH DMC


On July 28, 2003, AVP merged with DMC, its sole stockholder, in a transaction accounted for as a transfer between entities under common control, with AVP as the surviving entity. To effect the transfer, DMC shares of Series A-1 Preferred Stock and options to purchase shares of common stock were exchanged for shares of AVP Series A-1 preferred stock and options to purchase shares of AVP common stock on a one-to-one basis.

Simultaneously, each share of AVP Series A-1 preferred stock issued and outstanding was cancelled and extinguished without consideration.

In consummating the transfer, AVP cancelled 3,841 shares of Series A-1 preferred stock and issued 122,381 shares of Series A-1 preferred stock in exchange for DMC's net assets of $995,503.

DMC's assets and liabilities acquired in the transaction are summarized as follows.


Current assets                      $    769,450
Investment in sales-type lease           761,882
Other                                      5,000
                                    ------------
                                       1,536,332
Less current liabilities                 540,829
                                    ------------

Net assets                          $    995,503
                                    ============

The accompanying financial statements have been prepared including the net assets and results of operation of DMC from the transaction date of July 28, 2003.

The following summarized pro forma information is provided assuming the merger had taken place January 1, 2003.

                                Year Ended
                             December 31, 2003
                                (Unaudited)
                               ------------

Revenues                       $  7,294,128
Expenses                         12,092,187
                               ------------

Net loss                       $ (4,798,059)
                               ============

               AVP PRO BEACH VOLLEYBALL TOUR, INC.
                              F/K/A
          ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                  NOTES TO FINANCIAL STATEMENTS

14. STOCKHOLDERS' EQUITY

                          CAPITALIZATION

Outstanding shares and their par value give effect to the merger with Othnet. However, the authorized shares of common stock have not yet been increased. AVP is in the process of amending its articles of incorporation to increase the authorized number of shares of common stock and the par value of the common stock.

The Series A preferred stock was converted into Series A-1 preferred stock in February 2005. The Series A-1 preferred stock will automatically convert into common stock after AVP amends its articles of incorporation to increase the number of authorized shares of common stock.

                         STOCK ISSUANCES


In July 2003, 407 shares of Series A-1 preferred stock were reacquired by AVP in exchange for a $550,000 note payable.

In July 2003, a note payable to an officer aggregating $269,955 was exchanged for 200 shares of Series A-1 preferred stock.

In connection with the merger with DMC, an intercompany payable due DMC of $1,721,864 was exchanged for 1,274 shares of Series A-1 preferred stock.


To effect the merger with DMC in July 2003, 122,381 shares of Series A-1 preferred stock were issued to the DMC stockholders.

15. STOCK OPTIONS

                        STOCK OPTION PLANS

In 2002, AVP established a stock option plan (the "Plan"). Under the provisions of the Plan, AVP has reserved 13,500,000 shares of its common stock for issuance. The Plan provides for the granting of incentive and non-qualified stock options to purchase common stock to employees, directors, officers and independent consultants of AVP. All stock options granted under the Plan are granted and exercisable at such time or times as determined by AVP's compensation committee (the "Committee").

Outstanding options give effect to the merger with Othnet. However, the authorized shares under the Plan have not yet been increased. AVP is in the process of amending the plan to increase the authorized number of shares under the plan.


As part of the transaction with DMC, existing DMC stock options aggregating 54,757,382 shares were converted on a share for share basis into AVP non-qualified options.

               AVP PRO BEACH VOLLEYBALL TOUR, INC.
                              F/K/A
          ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                  NOTES TO FINANCIAL STATEMENTS

15. STOCK OPTIONS (CONTINUED)

                  STOCK OPTION PLANS (CONTINUED)

The exercise price of each optioned share is determined by the Committee; however the exercise price for incentive stock options, will not be less than 100%, and in the case of a nonqualified stock option, not less than 85%, of the fair market value of the optioned shares on the date of grant. Except as otherwise determined by the Committee, options vest and become exercisable on the first anniversary of the date of grant, and each year thereafter at a rate of 25% per year. The expiration date of each option shall be determined by the Committee at the date of grant; however, in no circumstances shall the option be exercisable after 10 years from the date of grant.

The following table contains information on the stock options under the Plan for the years ended December 31, 2004 and 2003. The outstanding options expire from April 16, 2008 to September 1, 2013.


                                                               Weighted Average
                                            Number of Shares    Exercise Price
                                              ------------       ------------
Options outstanding at January 1, 2003           6,432,051       $        .02
    Granted                                     16,554,802                .08
    Converted DMC options                       54,757,382                 --
    Exercised                                           --                 --
    Cancelled                                           --                 --
                                              ------------       ------------
Options outstanding at December 31, 2003        77,744,235                .02
    Granted                                      7,654,849                .16
    Exercised                                           --                 --
    Cancelled                                           --                 --
                                              ------------       ------------
Options outstanding at December 31, 2004        85,399,084       $        .03
                                              ============       ============


The weighted average fair value of options granted was $ -0- in 2004 and $.02 in 2003.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

15. STOCK OPTIONS (CONTINUED)

The following table summarizes information about AVP's stock-based compensation plan at December 31, 2004:

Options outstanding and exercisable by price range as of December 31, 2004:


                                        Options Outstanding                       Options Exercisable
                         -------------------------------------------------- ---------------------------------
                                              Weighted
                                              Average          Weighted                          Weighted
       Range of                              Remaining         Average                           Average
       Exercise              Number         Contractual        Exercise          Number          Exercise
        Prices             Outstanding     Life in Years        Price         Exercisable         Price
------------------------ ---------------- ----------------- --------------- ----------------- ---------------
    $--   -    .03         61,189,433             6.3         $      --        61,189,433       $      --
    $.03 -     .09         16,554,802             9.6         $       0.08      7,269,855       $       0.08
    $.09 -     .16          7,654,849             3.3         $       0.16      6,932,481       $       0.16
------------------------ ---------------- ----------------- --------------- ----------------- ---------------
    $--   -    .16         85,399,084             5.7         $       0.03     75,391,768       $       0.03
======================== ================ ================= =============== ================= ===============


In connection with stock options granted to employees to purchase common stock, AVP recorded stock-based compensation expense of $ -0- for the year ended December 31, 2004 and $3,809 for the year ended December 31, 2003. Such amounts represent, for each employee stock option, the difference between the grant date exercise price and the stock price on the date of the grant.

                               OTHER STOCK OPTIONS


As part of the transaction with DMC, existing DMC non-qualified stock options granted to other individuals aggregating 3,029,303 shares were converted on a share-for-share basis into AVP non-qualified options retaining the original exercise price and expiration date. The outstanding options expire in June 2010.


The following table contains information on all of AVP's non-plan stock options for the years ended December 31, 2004 and 2003.

                                                                  Weighted
                                                                   Average
                                                                  Exercise
                                           Number of Shares         Price
                                           ----------------         -----


Options outstanding at January 1, 2003                 --     $         --
         Granted                                       --               --
         Converted DMC options                  3,029,303             0.03
         Exercised                                     --               --
         Cancelled                                     --               --
                                              ------------    ------------

Options outstanding at December 31, 2003        3,029,303     $       0.03
         Granted                                       --               --
         Exercised                                     --               --
         Cancelled                                     --               --
                                              ------------    ------------

Options outstanding at December 31, 2004        3,029,303     $       0.03
                                              ============    ============

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

Disclosures about fair value of financial instruments for AVP's financial instruments are presented in the table below. These calculations are subjective in nature and involve uncertainties and significant matters of judgment and do not include income tax considerations. Therefore, the results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used could significantly affect the results.

The following table presents a summary of AVP's financial instruments as of December 31, 2004:

                                                     2004
                                           ------------------------
                                            Carrying    Estimated
                                             Amount     Fair Value
                                           -----------  -----------

Financial Assets:
   Cash                                     $ 631,933    $ 631,933

Financial Liabilities:
   Notes payable-related party             $2,000,000        *
   Long-term debt                          $2,733,404        *

The carrying amounts for cash, receivables, accounts payable and accrued expenses approximate fair value because of the short maturities of these instruments.

* The fair value for the Company's long term debt cannot be determined as the instrument is not actively traded.

17. COMMITMENTS AND CONTINGENCIES

                                 OPERATING LEASE

AVP is obligated under a noncancellable operating lease for its office facilities. The lease expires March 31, 2010 subject to a five-year renewal option.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

17. COMMITMENTS AND CONTINGENCIES (CONTINUED)

                           OPERATING LEASE (CONTINUED)

The future minimum rental payments, excluding cost escalations, are as follows:

Years Ending December 31,
--------------------------
       2005         $  282,000
       2006            329,000
       2007            338,000
       2008            347,000
       2009            356,000
    Thereafter          91,000
                    ----------
       Total        $1,743,000
                    ==========


Rent expense was $ 282,442 in 2004 and $165,684 in 2003.

                             OFFICER INDEMNIFICATION

Under the organizational documents, AVP's directors are indemnified against certain liabilities arising out of the performance of their duties to AVP. AVP also has an insurance policy for its directors and officers to insure them against liabilities arising from the performance of their duties required by their positions with AVP. AVP's maximum exposure under these arrangements is unknown as this would involve future claims that may be made against AVP that have not yet occurred. However, based on experience, AVP expects the risk of loss to be remote.

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

18. INCOME TAXES

The components of the provision (benefit) for income taxes are as follows:

                                                     2004                     2003
                                                ---------------         ---------------
Current
    Federal                                     $            --         $            --
    State                                                    --                      --
                                                ---------------         ---------------
       Total                                                 --                      --
                                                ---------------         ---------------
Deferred
    Federal                                                  --                      --
    State                                                    --                      --
                                                ---------------         ---------------
       Total                                                 --                      --
                                                ---------------         ---------------
       Total Income Tax Provision (Benefit)     $            --         $            --
                                                ===============         ===============

The provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision (benefit) for income taxes as follows:

                                                   2004             2003
                                                  ------           ------
Federal statutory rate                              (34)%            (34)%
State income taxes, net of federal benefits          (6)              (6)
Valuation allowance                                  40               40
                                                  ------           ------
Total                                                 -- %            -- %
                                                  ======           ======

Significant components of deferred income taxes as of December 31, 2004 are as follows:

Net operating loss                                 $ 4,815,000
Accrued compensation                                    17,000
Valuation allowance                                 (4,832,000)
                                                   -----------
Net Deferred Tax                                   $        --
                                                   ===========

                       AVP PRO BEACH VOLLEYBALL TOUR, INC.
                                      F/K/A
                  ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

                          NOTES TO FINANCIAL STATEMENTS

18. INCOME TAXES (CONTINUED)

AVP records a valuation allowance for certain temporary differences for which it is more likely than not that it will not receive future tax benefits. AVP assesses its past earnings history and trends and projections of future net income. AVP recorded a valuation allowance for the entire amount of the net deferred assets in 2004 and 2003, as it had determined that it was more likely than not that no deferred tax assets would be realized. The net change in the valuation allowance for deferred tax assets was an increase of $1,065,000. AVP will continue to review this valuation allowance on a quarterly basis and make adjustments as appropriate.

The tax benefits associated with employee exercises of stock options reduces income taxes currently payable. However, no benefits were recorded to additional paid in capital in 2004 and 2003 because their realization was not more likely than not to occur and consequently, a valuation allowance was recorded against the entire benefit.

At December 31, 2004, AVP had federal net operating loss carryforwards aggregating approximately $15,800,000 which expire in the years 2019 through 2024. The amount and availability of the carryforwards are subject to limitations as the result of changes in ownership.

19. PENSION PLAN

AVP sponsors a 401(k) pension plan for all eligible employees. The Plan provides for annual contributions at the discretion of AVP. No amounts were contributed in 2004 or 2003 to the plan.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED. NO SALE MADE PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF AVP, INC. SINCE THE DATE OF THIS PROSPECTUS.

                                    AVP, INC.

                       114,248,948 SHARES OF COMMON STOCK

                                   PROSPECTUS


                                  July __, 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         ITEM 24. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

The Delaware General Corporation Law and the Registrant's Bylaws provide for indemnification of the Registrant's officers and directors for liabilities and expenses that they may incur in such capacities. In general, the Registrant's directors and officers are indemnified with respect to actions taken in good faith and in a manner such person believed to be in the Registrant's best interests, and with respect to any criminal action or proceedings, actions that such person has no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Registrant's directors is limited as provided in the Registrant's Certificate of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission (the "SEC"), such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

              ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:


 SEC Registration Fee.................................................   $*

 Printing and Engraving Expenses......................................   $*

 Legal Fees and Expenses..............................................   $*

 Accountants' Fees and Expenses.......................................   $*

 Miscellaneous Costs..................................................   $*

 Total................................................................   $*

* To be filed by amendment.

All of these expenses, except for the SEC registration and filing fees, represent estimates only. The Registrant will pay all of the expenses of this offering.

                ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

In April 2002, the Registrant received $300,000 in equity financing from a private investor by selling 600,000 shares of its common stock at a purchase price of $0.50 per share. Because only one investor was involved, the common stock was issued under the exemption from registration provided in Section 4(2) of the Securities Act.

On January 31, 2003, the Registrant agreed to settle $138,653 of accounts payable owed to a creditor for 200,000 shares of common stock and an unsecured $30,000 promissory note payable, bearing 10% interest, maturing on March 31, 2003. Because only one creditor was involved, the common stock was issued under the exemption from registration provided in Section 4(2) of the Securities Act.

In March 2003, the Registrant issued to five persons (which included Mr. Wattenberg) a total of 4,000,000 shares of common stock for services rendered. Because of the small number of investors involved, the common stock was issued under the exemption from registration provided in Section 4(2) of the Securities Act.

As of December 30, 2003, the Registrant obtained a $100,000 loan from an unrelated party and issued a $100,000 convertible promissory note, convertible into shares of common stock of the Registrant at a rate of $0.25 per share. In connection with the loan, the Registrant issued to the unrelated party 100,000 shares of common stock, and an option to purchase an additional 100,000 shares of common stock at an exercise price of $0.18 per share. In March 2004, such party exercised the option to convert the entire principal balance and interest into shares of common stock. In connection with the conversion, such party was issued 430,000 shares of common stock which represented (i) the number of shares on account of the conversion of the entire principal balance and interest together with (ii) additional shares as an inducement to such person to exercise such option to convert. Because only one investor was involved, the foregoing securities were issued under the exemption from registration provided in Section 4(2) of the Securities Act.

In February 2004, Mr. Wattenberg and two other persons previously known to him were granted options to acquire up to an aggregate of 4,000,000 shares of common stock at an exercise price of $0.25 per share. Because of the small number of persons involved, the options were granted under the exemption from registration provided in Section 4(2) of the Securities Act.

During the months of June through August 2004, the Registrant raised $2,360,000 through the sale of units to certain private investors ($2,060,000 was raised as of July 31, 2004 and $300,000 was raised in August 2004). Each unit consisted of a $100,000 principal amount of a 10% convertible promissory note due one year from its issuance (the "Bridge Notes"), 200,000 shares of common stock (the "Bridge Stock") and 200,000 common stock purchase warrants (the "Bridge Warrants"). Accordingly, 4,720,000 shares of Bridge Stock and 4,720,000 Bridge Warrants were issued. The investors were previously known to the Registrant's CEO, Mr. Wattenberg; all investors completed questionnaires showing each to be an accredited investor; each investor represented as to an absence of intent to distribute the securities; and all securities bore Securities Act restrictive legends. Accordingly, the securities were issued in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act.

On February 28, 2005, the Registrant consummated a private placement. Each unit sold in the offering consisted of 4 shares of the Registrant's Series B Preferred Stock, each share convertible into 243 shares of the Registrant's common stock, and a five-year warrant to purchase up to 243 shares of the Registrant's common stock at an exercise price of $0.19548 per share. As part of the offering, the Registrant sold an aggregate of 36,841 units for an aggregate purchase price of $5,000,060.52. Investors were solicited by Maxim Group, LLC, an NASD member. In connection with the offering, Maxim, the placement agent in the offering, received a cash commission fee of $500,000 and warrants to purchase 3,580,945 shares of common stock. The warrants are exercisable for a period of five years at an exercise price of $0.13963 per share. All investors completed questionnaires showing each to be an accredited investor; each investor represented as to an absence of intent to distribute the securities; and all securities bore Securities Act restrictive legends. Accordingly, the units were issued under the exemption from registration provided in Section 4(2) of the Securities Act.

As a further inducement to the investors participating in the offering, the Registrant agreed to file with the SEC a registration statement covering the shares of common stock issuable upon conversion of the Series B Preferred Stock, and the shares of common stock underlying the warrants purchased by each investor as part of the units. The cash proceeds of the above sales of securities of the Registrant will be used for general corporate purposes.

Since 2002, the Association granted stock options to officers, directors, employees, and players, converted pursuant to the merger into options to purchase AVP common stock, as follows:

During 2002 and 2003, options to purchase 21,915,152 shares were granted to executive officers and directors, which grants were exempt under Section 4(2), given the limited number of grantees and their relationship with the issuer.

During 2002, options to purchase a total of 1,071,700 shares, for a total exercise price of $21,434, were granted to an officer, which grants were exempt under Section 4(2), because there was only a single grantee of securities having a total exercise price equal to less than $21,500.

In 2004, the Association granted to employees stock options to purchase 242,318 shares of Association Common Stock at an exercise price $1.0317 per share; pursuant to the Merger, these stock options were converted into options to purchase 1,631,235 shares of AVP Common Stock at an exercise price of $0.15325 per share. The original grant and conversion of the stock options were exempt from registration pursuant to Rule 701.

In 2004, the Association granted to players stock options to purchase 969,274 shares of Association Common Stock at a price of $1.0317 per share; pursuant to the Merger, these stock options were converted into options to purchase 6,524,941 shares of AVP Common Stock at an exercise price of $0.15325 per share. The original grant and conversion of the stock options were exempt from registration pursuant to Rule 504. The conversion of the stock options constituted neither an offer nor a sale. The converted stock options cannot be exercised until a registration statement with respect to such exercise has become effective.


ITEM 27.          EXHIBITS.

The following exhibits are included as part of this Form SB-2.

                                                                                  Incorporated by
Exhibit Number                  Name of Exhibit                                    Reference to
--------------                  ---------------                                    ------------
2.1     Merger  Agreement,  dated as of June 29,  2004 among  Othnet, Inc.,        Exhibit 10.2(1)
        Othnet Merger Sub, Inc. and  Association of Volleyball Professionals,
        Inc.

2.2     First  Amendatory  Agreement,  dated  February 28,  2005,  to Agreement     Exhibit 2.2(2)
        and Plan of Merger,  dated June 29, 2004,  between Othnet and AVP.

2.3     Agreement detailing Othnet's liabilities,  dated February 28, 2005          Exhibit 2.3(2)
        between Othnet and AVP.
        Supplement to Merger Agreement, dated as of November 10, 2004 among


2.4     Othnet, Inc., Othnet Merger Sub, Inc. and Association of Volleyball         Exhibit 2.4(6)
        Professionals, Inc.


3.1     Certificate of incorporation,  dated May 12, 1994;  amendment thereto,        Exhibit 3(2)
        dated March 22, 2001;  certificate of  designation, dated February 25,
        2005.

3.2     Bylaws.                                                                     Exhibit 3.2(4)

4.1     Registration Rights  Agreement, dated  January  5,  2005, between Othnet    Exhibit 4.1(2)
        and units investors.

4.2     Form of units warrant.                                                      Exhibit 4.2(2)

4.3     Form of warrant for Maxim Group, LLC                                        Exhibit 4.3(4)

5.1     Opinion of Loeb & Loeb LLP                                                         **

10.1    Executive  Employment  Agreement  between  Leonard Armato and              Exhibit 10.1(4)
        Association of Volleyball  Professionals,  Inc.,  dated as of January 3,
        2005.

                                                                                  Incorporated by
Exhibit Number                  Name of Exhibit                                    Reference to
--------------                  ---------------                                    ------------
10.2    Executive  Employment  Agreement  between  Bruce  Binkow  and              Exhibit 10.2(4)
        Association of Volleyball  Professionals,  Inc.,  dated as of January 3,
        2005.

10.3    Executive Employment  Agreement  between  Andrew  Reif  and Association    Exhibit 10.3(4)
        of Volleyball  Professionals,  Inc.,  dated as of January 3, 2005.

10.4    Stock Option Agreement between Leonard Armato and Association of           Exhibit 10.4(4)
        Volleyball  Professionals,  Inc.,  dated as of September 1, 2003.

10.5    Stock Option  Agreement  between Bruce Binkow and Association of           Exhibit 10.5(4)
        Volleyball  Professionals,  Inc., dated as of September 1, 2003.

10.6    Stock Option  Agreement  between Andrew Reif and  Association of           Exhibit 10.6(4)
        Volleyball  Professionals,  Inc., dated as of September 1, 2003.


10.7    Pursuant to the Merger Agreement, Messrs. Armato, Binkow,
        Guarascio, Painter, Reif, Torii, Wattenberg and Werner each received four-year common stock purchase warrants to purchase a total of 31,194,280 shares of AVP common stock at a price of $0.22 per share.


10.8    Anschutz  Entertainment Group, Inc. Promissory Note, dated as of August    Exhibit 10.8(4)
        1, 2002 in the principal sum of $1,000,000 and Option Agreement, dated as of April 21, 2003 between AEG and AVP.

10.9    Non-negotiable  Promissory  Note, dated April 6, 2003 made by              Exhibit 10.9(4)
        Association of Volleyball  Professionals,  Inc. to Management Plus
        Enterprises, Inc., dated January 3, 2005

10.10   Major League Volleyball,  Inc. Secured Convertible Promissory Note,       Exhibit 10.10(4)
        dated as of July 28, 2003.

10.11   Consulting  Agreement  between Scott Painter and  Association of          Exhibit 10.11(4)
        Volleyball Professionals,  Inc., dated as of June 11, 2003 and amendment dated January 3, 2005.

10.12   Consulting Agreement  between Association  of  Volleyball                 Exhibit 10.12(4)
        Professionals,  Inc. and Montecito  Capital  Partners,  Inc., dated as of February 28, 2005.

10.13   2002 Stock Option Plan, as amended                                        Exhibit 10.13(4)


10.14   Form of Player Agreement                                                  Exhibit 10.14(6)

10.15   Lockup Agreements for AVP executive officers and Othnet stockholders      Exhibit 10.15(6)

10.16   Fox Term Sheet, as amended as of December 21, 2004                                (7)

10.17   NBC Sports Ventures letter agreement dated February 22, 2005                      (7)

10.18   OLN letter agreement dated February 10, 2005                                      (7)


16.1    Letter regarding Change in Certifying Accountant.                          Exhibit 16.1(3)

21      Subsidiaries of AVP, Inc.                                                    Exhibit 21(5)

23.1    Consent of Loeb & Loeb LLP (included in Exhibit 5.1)                               **


23.4    Consent of Mayer Hoffman McCann P.C.                                               *


24      Power of Attorney  (included  in the  signature  page of this                Exhibit 24(5)
        registration statement).

* Filed herewith.
** To be filed by amendment.

(1) Filed as an exhibit to Othnet, Inc.'s Annual Report on Form 10-KSB for year ended April 30, 2004, and incorporated by reference herein.

(2) Filed as an exhibit to AVP, Inc.'s Current Report on Form 8-K dated March 2, 2005, and incorporated by reference herein.

(3) Filed as an exhibit to AVP, Inc.'s Current Report on Form 8-K dated March 17, 2005, and incorporated by reference herein.

(4) Filed as an exhibit to AVP, Inc.'s Annual Report on Form 10-KSB for year ended December 31, 2004, and incorporated by reference herein.

(5) Filed as an exhibit to AVP, Inc.'s Registration Statement on Form SB-2, dated April 15, 2005, and incorporated by reference herein.


(6) Filed as an exhibit to AVP, Inc.'s Registration Statement on Form SB-2/A, dated June 9, 2005, and incorporated by reference herein.

(7) Filed herewith; portions omitted pursuant to a request for confidential treatment.


                             ITEM 28. UNDERTAKINGS.

The undersigned Registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

1. Include any prospectus required by Section 10(a)(3) of the Securities Act;

2. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

3. Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this Amendment No. 2 to the Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California, on this 27th day of July, 2005.


                                         AVP, INC.

                                         By: /s/ Andrew Reif
                                             ---------------
                                         Name:  Andrew Reif
                                         Title:  Chief Operating Officer


                                POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated:


Signature                   Title                                             Date
/s/ Leonard Armato*         Chairman, Chief Executive Officer, Tour           July 27, 2005
------------------------
Leonard Armato              Commissioner, and Director (Principal Executive
                            Officer)

/s/ Andrew Reif             Chief Operating Officer, Chief Financial          July 27, 2005
------------------------
Andrew Reif                 Officer, and Director (Principal Financial
                            Officer)

/s/ Bruce Binkow*           Chief Marketing Officer and Director              July 27, 2005
------------------------
Bruce Binkow

/s/ Thomas Torii*           Controller (Principal Accounting Officer)         July 27, 2005
------------------------
Thomas Torii

/s/ Scott Painter*          Director                                          July 27, 2005
------------------------
Scott Painter

/s/ Philip Guarascio*       Director                                          July 27, 2005
------------------------
Philip Guarascio

/s/ Jeffrey Wattenberg*     Director                                          July 27, 2005
------------------------
Jeffrey Wattenberg


*By: /s/ Andrew Reif
     ---------------
         Andrew Reif,
     Attorney-in-Fact